UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON JUNE 8, 2016

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Wednesday, June 8, 2016 at 9:00 a.m. (Central Time) at the JW Marriott at the Mall of America in Minneapolis, Minnesota. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To elect three (3) Class I Directors of the general partner to serve for a three-year term expiring in 2019 from those nominees nominated in accordance with our Partnership Agreement.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory vote to approve the compensation of our named executive officers.

4.	To approve and adopt the 2016 Omnibus Incentive Plan.

5.	To transact such other business as may properly come before the meeting.

Only limited partners who held units as of the close of business on April 11, 2016, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Matthew A. Ouimet
President and Chief Executive Officer

Sandusky, Ohio

April 27, 2016

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

2016 Proxy Statement Summary

CEDAR FAIR, L.P.

One Cedar Point Drive, Sandusky, Ohio 44870-5259

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2016 Annual Meeting Information

Date and Time:	Wednesday, June 8, 2016 at 9:00 A.M. Central Time
Place:	JW Marriott at the Mall of America, 2141 Lindau Lane, Minneapolis, MN
Record Date:	April 11, 2016
Voting:	Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
We encourage you to vote promptly, even if you plan to attend the Annual Meeting.
You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.
More information on the voting process and requirements is available on pages 7-9.
Admission:	Attendees must present a personal form of identification and, if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Proposals and Board Recommendations

	Proposal	Board Recommendation	Page References (for more information)

1.	Elect Three (3) Class I Directors	FOR	10-13
2.	Confirm appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	14
3.	Advisory approval of compensation of our named executive officers	FOR	15
4.	Approve and adopt the 2016 Omnibus Incentive Plan	FOR	16-24

2015 Financial and Operating Highlights

Last year was another outstanding year at Cedar Fair. We achieved our sixth consecutive year of record net revenues, up 7% from 2014 to $1.24 billion in 2015. We had solid increases across the board in attendance (up 5%), guest spending (up 1.4%) and out-of-park revenues (up 8%), and we increased our annual cash distribution 10% to $3.30 per limited partner unit for 2016. We also advanced a number of strategic long-term growth initiatives, including the full roll-out of an All-Season Dining program for our season passholders, completed our two-year renovation of the historic Hotel Breakers at Cedar Point, introduced of a world-record-breaking roller coaster at Carowinds (voted the “Best New Ride” for 2015 by Amusement Today), tested a new mobile application and free wifi at one of our parks, continued to expand our Amusement Dark portfolio and our special event programming, and invested in a new amateur youth sports facility in Sandusky, Ohio.

Board Overview and Governance Highlights

Board Size and Structure:  We currently have nine Directors on the Board of our general partner. The Directors are divided into three classes, and the terms of three of the Directors expire at this annual meeting.

Board Independence: All of our directors are independent other than our CEO.
Board Leadership: We have had separate CEO and Board Chairman roles since 2011.
Committee Composition: Board committees are composed entirely of independent directors.
Unit Ownership Guidelines: We have unit ownership guidelines for our CEO, his direct reports and our Directors, and all of them are in compliance with those guidelines.
Average Director Tenure and Age: Our Directors have served on our Board for an average of 4.5 years and are an average age of 55.7 years old.
Gender Diversity: Three of our nine directors are women.
Key Skills and Competencies: Our Directors bring a balanced variety of skills and experiences to our Board, including:
*	Leadership	*	Sales and marketing experience
*	CEO/executive management experience	*	Technology background
* *	Finance/accounting background and expertise Strategic, operational, legal and risk oversight experience	*	Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

*	Other public company board experience	*	Investment banking, financial services and private equity experience

See “Proposal One. Election of Directors” starting on page 10 and “Board Matters and Corporate Governance” starting on page 25 for more information. Information on our Directors’ compensation and unit ownership and on related person transactions is provided on pages 80-85.

Director Nominees

At this annual meeting, the Board is asking you to vote for each of the nominees listed below to serve as Directors of the general partner for three-year terms expiring at the annual meeting in 2019 and until their respective successors are duly elected and qualified. The Board believes that the attributes, skills and qualifications that Messrs. Affeldt, Scott and Olivet have developed through their extensive leadership experience across hotel, leisure, real estate and consumer-facing industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. The table below provides only select information about each nominee. Please see the section captioned “Proposal One. Election of Directors” starting on page 10 for detailed information about the background and qualifications of each Director nominee.

Name	Age	Director Since	Occupation Highlights	Independent	Committee Membership			Other Public Company Boards
					A	C	NCG

Eric L. Affeldt	58	2010	President & CEO, ClubCorp Inc.	* BC	*	*	*	1
John M. Scott, III	50	2010	Leisure and Hospitality Executive with 25+ years experience	*			CC	0
D. Scott Olivet	53	2013	CEO, Renegade Brands and Operating Partner, Altamont Capital Partners	*	*			1
A = Audit Committee			C = Compensation Committee		BC = Independent Board Chair
NCG = Nominating and Corporate Governance Committee					CC = Committee Chair

Continuing Directors

The table below provides select information about each of our Directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing Directors on pages 11-13.

Name	Age	Director Since	Occupation Highlights	Independent	Committee Membership			Other Public Company Boards
					A	C	NCG
Class III Directors serving until 2017:

Gina D. France	57	2011	President and CEO, France Strategic Partners LLC	*	CC		*	2

Matt Ouimet	58	2011	President and CEO, Cedar Fair Management, Inc.					0

Tom Klein	53	2012	CEO and President, Sabre Corporation	*		CC		1
Class II Directors serving until 2018:

Daniel J. Hanrahan	58	2012	President and CEO, Regis Corporation	*	*	*		1
Lauri M. Shanahan	53	2012	Consumer Goods and Retail Executive with 20+ years experience	*			*	1
Debra Smithart-Oglesby	61	2012	President, O&S Partners	*	*	*		1
A = Audit Committee			C = Compensation Committee		BC = Independent Board Chair

NCG = Nominating and Corporate Governance Committee					CC = Committee Chair

Executive Compensation Highlights

Pay for Performance:  A majority of our named executive officer compensation is contingent on corporate performance. In 2015:

•	We produced another outstanding operating year, and our executives earned their maximum cash incentive opportunities (see “2015 Financial and Operating Highlights” above); and
•	We significantly exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

2015 Compensation Updates:  We did not make significant changes to our executive compensation program in 2015.

Compensation Philosophy and Objectives:  We seek to do the following:

Incentivize our key employees to drive superior results

Give key employees a proprietary and vested interest in our growth and performance

Align executive compensation with unitholders’ interests by:

                - Emphasizing performance-based compensation

                - Directly tying compensation to Company performance

                - Increasing insider equity ownership

Attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend
Reward both successful individual performance and consolidated operating results of the Company (with key performance metrics based on Adjusted EBITDA)

Compensation Elements and Mix:  Our program focuses on total direct compensation opportunities - i.e., the combination of base salary, annual cash incentive awards and long-term incentive compensation. See the “Elements of 2015 Compensation” section of our “Compensation Discussion and Analysis” for a detailed discussion of these and the other elements of our compensation program. We seek to balance our executives’ compensation among the different elements and look to the relationship of cash and equity incentives to each executive’s salary in setting pay. The mix and relative levels of the compensation elements is position dependent, may vary year to year, and is illustrated in the “Compensation Mix” sections.

Other Key Features:

-	Independent compensation consultant engaged by Compensation Committee	-	Incentive compensation clawback provisions for CEO and his direct reports
-	Alignment with unitholder interests	-	No tax gross-ups
-	Anti-hedging policy for executive officers and directors	-	Annual compensation risk assessment

Compensation-Related Proposals for Your Vote

Advisory Vote on Our Named Executive Officer Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and the next unitholder advisory vote on the compensation of our named executive officers will occur at our 2017 annual meeting.

As noted above, we did not make significant modifications to our executive compensation program in 2015. Our executive compensation decisions for 2015 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals, and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2015, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to pay our 2015 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

Please see “Proposal Three. Advisory Vote on Our Named Executive Officer Compensation” on page 15 and the detailed information regarding our named executive officer compensation in the “Compensation Discussion and Analysis” section and the executive compensation tables and related narratives included in this proxy statement on pages 29-79.

Approval and Adoption of the 2016 Omnibus Incentive Plan

The Board is asking you to approve and adopt the Cedar Fair, L.P. 2016 Omnibus Incentive Plan, which will supersede and replace our 2008 Omnibus Incentive Plan. The 2016 Omnibus Incentive Plan will allow us to grant unit options, unit appreciation rights, restricted units, performance awards, other unit awards, cash incentive awards and unrestricted unit awards to key employees, officers and Directors (including non-employee Directors) of the Partnership and any of our affiliates (including our general partner). 2,820,416 units of limited partnership interest will be available for awards under the 2016 Omnibus Incentive Plan (which includes the 320,416 units remaining available for grant under the 2008 Omnibus Incentive Plan), subject to adjustment under the plan. Please review the detailed information regarding the 2016 Omnibus Incentive Plan under “Proposal Four. Approval and Adoption of the 2016 Omnibus Incentive Plan” commencing on page 16.

Our 2008 Omnibus Incentive Plan has been a key component of how we deliver compensation to our executives. Adoption of the 2016 Omnibus Incentive Plan will allow us to continue to provide a mix of compensation to drive and reward our management team and will provide our Board and Compensation Committee with flexibility and discretion to evolve our compensation philosophy, awards and program from year to year as the market, our business or the industry requires. The 2016 Omnibus Incentive Plan will enable us to compensate our key employees, officers and Directors in ways that give them an interest in our growth and performance and that align their interests with those of our unitholders, while providing us with what we believe to be cost-effective means of compensation.

In determining the number of units to request for approval under the 2016 Omnibus Incentive Plan, the Board, Compensation Committee and management carefully considered the compensation needs of the Partnership as well as our historical equity compensation practices. We worked with Hay Group, our independent compensation consultant, to evaluate a number of factors including our recent unit usage, our anticipated future equity compensation needs, and the criteria used by institutional proxy advisory firms to evaluate this proposal. Please see page 17 for additional information on burn rate and anticipated dilution to our unitholders.

THE ANNUAL MEETING

General

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 27, 2016.

Time and Place

The annual meeting will be held at the JW Marriott at the Mall of America 2141 Lindau Lane, Minneapolis, MN on Wednesday, June 8, 2016, at 9:00 a.m. (Central Time). Attendees must present a personal form of identification and, if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Class I Directors of the general partner to serve for a three-year term expiring in 2019 from those nominees nominated in accordance with our Partnership Agreement;
•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
•	hold an advisory vote to approve the compensation of our named executive officers;
•	approve and adopt the 2016 Omnibus Incentive Plan; and
•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting To Be Held on June 8, 2016

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election as Class I Directors of the Board’s nominees, Mr. Affeldt, Mr. Scott, and Mr. Olivet, and in favor of each of Proposals 2, 3 and 4 and in the discretion of the proxies upon such other business as may properly come before the meeting, in each case whether or not any other nominations are properly made at the meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, on the advisory vote on executive compensation or on the proposal to approve and adopt the 2016 Omnibus Incentive Plan. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200 or (800) 607-0088

email: FUN.team@morrowco.com

web address: www.morrowco.com

Record Date; Voting Rights; Quorum; Vote Required

CFMI has fixed the close of business on April 11, 2016 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. You may obtain directions on attending the annual meeting and voting in person by calling our Investor Relations Department at (419) 627-2233.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of

Directors by the units represented at the annual meeting in person or by proxy will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. The affirmative vote of a majority of the votes cast at the meeting is required to approve and adopt the 2016 Omnibus Incentive Plan. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented in person or by proxy and voting at the annual meeting. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 11, 2016, there were approximately 56,068,506 units outstanding and entitled to vote at the annual meeting, held by approximately 6,000 holders of record. As of April 11, 2016, the Directors and executive officers of the general partner and their affiliates beneficially owned 1,096,740 units (which includes 363,775 vested options and deferred equity compensation), or approximately 1.9% of the total units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI currently is comprised of nine directors. The Directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three Directors. The terms of the Directors in Class I expire at this annual meeting. Our current Class I Directors are Eric L. Affeldt, John M. Scott, III and D. Scott Olivet.

At this meeting, Eric L. Affeldt, John M. Scott, III, and D. Scott Olivet are nominated by the Board for election as Class I Directors to serve for three-year terms expiring at the annual meeting in 2019 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors unanimously has approved, the nomination of Mr. Affeldt, Mr. Scott, and Mr. Olivet, to whom we refer to in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Mr. Affeldt, Mr. Scott, and Mr. Olivet have developed through their extensive leadership experience across hotel, leisure, real estate and consumer-facing industries and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Mr. Affeldt, Mr. Scott, and Mr. Olivet will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a Director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of Directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing Directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

The Board of Directors unanimously recommends a vote FOR these nominees.

Nominees recommended by the Board for election as Class I Directors serving until 2016:

Eric L. Affeldt, age 58, has been president and chief executive officer of ClubCorp Inc. (NYSE: MYCC), which owns or operates a network of golf and country clubs, business clubs, sports clubs and alumni clubs, since 2006. Prior to joining ClubCorp, he was a principal of KSL Capital Partners, the private equity firm that purchased ClubCorp in 2006. Mr. Affeldt also previously served as president and CEO of KSL’s former golf division, KSL Fairways, vice president and general manager of Doral Golf Resort and Spa in Miami and the combined PGA West and La Quinta Resort and Club in California and was a founding partner of KSL Recreation. In addition, he was president of General Aviation Holdings, Inc. Mr. Affeldt was selected as the non-executive Chairman of the Board in 2012 and has served as a Director since 2010. Mr. Affeldt is an ex-officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Affeldt is qualified to serve on the Board of Directors primarily as a result of his experience as president and CEO of a nationally recognized company that conducts business in the entertainment and leisure industry.

John M. Scott, III, age 50, is a leisure and hospitality executive with more than 25 years of broad-based experience across global, multi-channel, multi-brand enterprises. Most recently he served as president and chief executive officer and a director of Belmond Ltd. (NYSE: BEL), (previously Orient-Express Hotels Ltd. (NYSE: OEH)), a company engaged in ownership and management of luxury hotel, restaurant, tourist train and cruise businesses, from November 2012 through September 2015. Prior to joining Belmond Ltd., he served as president and chief executive officer of Rosewood Hotels & Resorts, an international luxury hotel and resort company, from 2003 through August 2011. Prior to that he was the managing director of acquisitions and asset management for Maritz, Wolff & Co., a private equity real estate investment group. Mr. Scott began his career with the Interpacific Group where he held senior hotel management positions in the Asia Pacific region and in 1994 joined the Walt Disney Company (NYSE: DIS) as manager of business development and strategic planning for both Disney Development Company and Walt Disney Attractions groups. Mr. Scott served on the board of Kimpton Hotels and Restaurants, a private company until 2012. At Cedar Fair Mr. Scott is the Chairman of the Nominating and Corporate Governance Committee and has served as a Director since 2010. Mr. Scott is qualified to serve on the Board of Directors primarily as a result of his past experiences as president and CEO of a nationally recognized company that conducts business in the hotel industry.

D. Scott Olivet, age 53, is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies, and an operating partner at Altamont Capital Partners, a private equity firm. He also serves as the executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography equipment, a position he has held since July 2009. Mr. Olivet was the non-executive chairman of Collective Brands, a parent company that owns shoe retailers and manufacturers, from June 2011 to October 2012. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, and from July 2009 to February 2011 served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc. with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. He has served as a director of RED Digital Cinema Camera Company since 2006, a director of Skullcandy (NASDAQ: SKUL) serving as a member of its audit committee and compensation committee since 2011, and chair of its compensation committee from 2011 through 2015, a trustee of Pomona College since 2009 and is former vice-chair of its audit committee, and a director of the Pacific Council on International Policy since July 2010. He also serves as chairman of the board for Dakine and Mervin Manufacturing since November 2013, for HUF Worldwide, Inc. since October 2014, for Brixton Manufacturing since October 2014, for Fox Head, Inc. since December 2014, and for Hybrid Apparel since December 2014. He served as a director of Collective Brands from 2006 to 2012. Mr. Olivet has served as a Director since 2013 and is a member of the Audit Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, and international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

Class III Directors serving until 2017:

Gina D. France, age 57, is president and CEO of France Strategic Partners LLC, a private strategy and transaction advisory firm. Before founding France Strategic Partners, Ms. France was a Managing Director with Ernst & Young LLP and led the firm’s Center for Strategic Transactions® (CST) in Cleveland, Ohio. Ms. France previously served as a managing director of Ernst & Young Corporate Finance LLC and as an investment banker with Lehman Brothers. Ms. France also serves on the Corporate Board of FirstMerit Corporation (NASDAQ: FMER), a $25 billion bank holding company, where she is chair of the Governance and Nominating Committee and serves as an SEC-designated financial expert on the Audit Committee; was appointed to the Board of Directors of CBIZ, Inc. (NYSE: CBZ), a provider of financial and employee business services, in February 2015; and has served as a Director of Dawn Food Products, Inc., one of the world’s largest manufacturers and distributors of bakery products. Ms. France, who has served as a Director since 2011, is the Chairperson of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Ms. France is qualified to serve on the Board of Directors because of her leadership experiences in the investment banking, accounting and financial services field and her experiences as a board member of several nationally recognized companies.

Matthew A. Ouimet, age 58, has been president of the Partnership’s General Partner since June 2011 and chief executive officer since January 2012, and a member of the Board of Directors since August 2011. Mr. Ouimet was president and chief operating officer for Corinthian Colleges, a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 to October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 to June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 to September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. This experience, Mr. Ouimet’s leadership and management skills and his insights as Cedar Fair’s president and chief executive officer provide guidance, operational knowledge and management perspective to the Board.

Tom Klein, age 53, has served as chief executive officer and president and a director of Sabre Corporation (NASDAQ: SABR), a technology solutions provider to the global travel and tourism industry, since August 2013. Its subsidiaries include Sabre Travel Network and Sabre Airline and Hospitality Solutions. Prior to becoming CEO, Mr. Klein served in a number of leadership roles at Sabre, including company president since January 2010 and group president of Sabre Travel Network and Sabre Airline Solutions. Before joining Sabre in 1994, he held a variety of sales, marketing and operations roles at American Airlines (NASDAQ: AAL) and Consolidated Freightways, Inc. In 2010, he was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and currently serves as vice chairman. He also serves on the executive committee of the World Travel and Tourism Council and serves on the Board of Trustees for Villanova University since December 2014. Mr. Klein has served as a Director since January 2012 and is Chairman of the Compensation Committee. Mr. Klein is qualified to serve on the Board of Directors primarily as a result of his experience as president and chief executive officer of a company in the technology and travel industry and brings an understanding of distribution and technology solutions to the Board.

Class II Directors serving until 2018:

Daniel J. Hanrahan, age 58, brings more than 30 years of experience, including a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. Since August 2012 he has served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology. Prior to joining Regis he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. Mr. Hanrahan has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Mr. Hanrahan is qualified to serve on the

Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 30 years of experience in sales and marketing.

Lauri M. Shanahan, age 53, is a seasoned retail executive with more than 20 years of broad-based experience across global, multi-channel, multi-brand enterprises as well as other retail and consumer product companies, including Gap, Inc. (NYSE: GPS). She joined Gap, Inc., a leading global apparel retail company, in 1992 and served in numerous leadership roles including chief administrative officer, chief legal officer and corporate secretary during her 16-year career with the company. She currently serves on the board of directors and chairs the Compensation Committees of both Deckers Brands (NYSE: DECK), a footwear, accessories and apparel lifestyle company with a portfolio of premium brands and $1.8 billion in revenues, and Charlotte Russe Holding, Inc., a retailer of fashionable, value-priced women’s apparel, footwear and accessories with more than 500 stores. In addition, Ms. Shanahan is a principal with Maroon Peak Advisors, which provides a broad range of advisory services in the retail and consumer products sector, and she also serves on the California State Personnel Board, which oversees the recruitment, selection and promotion process for prospective and current state employees who provide critical services to the citizens of California. Ms. Shanahan has served as a Director since June 2012 and is a member of the Nominating and Corporate Governance Committee. Ms. Shanahan is qualified to serve on the Board of Directors primarily as a result of her substantial public company management and leadership experience in the consumer goods and retail industries, which includes strategic, operational, legal and risk oversight experience, as well as her experience on the two other boards on which she currently serves.

Debra Smithart-Oglesby, age 61, is a former certified public accountant with more than 30 years of financial and corporate leadership experience in the food service and retail industries. Since 2006, she has served as the chair of the Board of Directors of Denny’s Corporation (NASDAQ: DENN), a full-service, family-style restaurant chain with approximately 1,700 eateries throughout the United States and nine countries. She joined the Denny’s Board in 2003 and was the company’s interim chief executive officer in 2010-2011. Since 2000, she has been the president of O&S Partners, an investment capital and consulting services firm that invests in and provides consulting services to early-stage and transitioning hospitality and retail companies. Prior to joining O&S, Ms. Smithart-Oglesby helped to launch Dekor, Inc., a start-up company in the home improvement and decorating retail segment, as its chief financial officer. From 1997 to 1999, she was the president, corporate services and chief financial officer of First America Automotive, Inc., a new and used car retailer sold to Sonic Automotive. Prior to that, she spent 13 years as the executive vice president and chief financial officer for Brinker International (NASDAQ: EAT), one of the world’s leading casual dining restaurant companies. She held the position of chief financial officer and served on the Brinker Board from 1991 to 1997. Ms. Smithart-Oglesby has served as a Director since June 2012 and is a member of the Audit and Compensation Committees. Ms. Smithart-Oglesby is qualified to serve on the Board of Directors primarily as a result of the extensive management and leadership skills she has developed through her executive and board-level experience in the hospitality and retail industry, as well as her experience as a former certified public accountant for more than 30 years.

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2016 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2015. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors unanimously recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

PROPOSAL THREE. ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As recommended by our unitholders and approved by the Board, we provide this opportunity annually, and the next unitholder advisory vote on the compensation of our named executive officers will occur at our 2017 annual meeting. We encourage you to review the detailed information regarding our named executive officer compensation provided in the “Compensation Discussion and Analysis” section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing tradition of delivering results for our unitholders, and we believe our compensation program is structured to best support that continued growth and success. The compensation of our named executive officers for 2015 reflected several years of record results, including the results we achieved in 2014 and 2015, and the strong performance of our executive team. Performance highlights for 2015 are provided in detail on pages 29-31 in the Compensation Discussion and Analysis section.

We did not make significant modifications to our executive compensation program in 2015. Our executive compensation decisions for 2015 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. Each of our executive compensation decisions for 2015, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to pay our 2015 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals, as further explained in this proxy statement.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

The Board of Directors unanimously recommends a vote FOR Proposal Three to approve, on an advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narratives in this proxy statement.

PROPOSAL FOUR. APPROVAL AND ADOPTION OF THE 2016 OMNIBUS INCENTIVE PLAN

On February 24, 2016, the Board approved the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “2016 Omnibus Plan”), subject to approval by our unitholders at this annual meeting. If approved by our unitholders, the 2016 Omnibus Plan will supersede and replace the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) and no further grants will be made under the 2008 Omnibus Plan; however, outstanding awards under the 2008 Omnibus Plan will continue in effect and be governed by the terms of that plan. A copy of the 2016 Omnibus Plan is attached to this proxy statement as Appendix A, and the following summary is qualified in its entirety by reference to the 2016 Omnibus Plan.

Highlights of Key Corporate Governance Practices and Provisions under the 2016 Omnibus Plan.

The 2016 Omnibus Plan includes the following “best practice” corporate governance practices and provisions:

•            Minimum One Year Vesting and Restriction Periods.  No portion of any award to a participant shall have a vesting or restriction period earlier than 1 year after the date of grant; provided, however, that up to 5% of units available for grant under the 2016 Omnibus Plan may be granted without regard to a 1 year vesting or restriction period (the “5% Exception”).

•            Cap on Awards to Non-Employee Directors.  The maximum aggregate number of units a non-employee Director may receive in any calendar year is 10,000 units.

•            Double Trigger Vesting on Change in Control.  Except as otherwise provided in a particular award agreement or in an employment agreement, in the event of a change in control (as defined in the 2016 Omnibus Plan), outstanding awards made under the 2016 Omnibus Plan will only become fully exercisable, vest, become free of all restrictions and limitations and settled or distributed, as applicable, if the participant’s employment with us terminates without cause or for good reason (as each term is defined in the 2016 Omnibus Plan) during the 24-month period ending on the second-year anniversary of the change in control.

•            No Repricing of Unit Options or Unit Appreciation Rights.  Except for adjustments made upon changes in capitalization (see the paragraph entitled “Adjustments upon Changes in Capitalization” below), the 2016 Omnibus Plan prohibits any repricing of unit options or unit appreciation rights by any method, including by exchanges for other awards or by cancellation and re-issuance without unitholder approval.

•            No Tax Gross-Ups.  The 2016 Omnibus Plan does not allow the Compensation Committee (the “Committee”) to provide a tax gross-up to any participant in connection with any award.

•            Administered by the Independent Compensation Committee.  The 2016 Omnibus Plan is administered by the Committee, which has full power and authority to interpret and administer the 2016 Omnibus Plan and any related award agreements. The members of the Committee meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines.

Purpose and Awards.  The purpose of the 2016 Omnibus Plan is to attract and retain outstanding individuals to serve as officers, Directors and employees of the Partnership, certain affiliates and CFMI, and to enhance the value of the Partnership for the benefit of its limited partners. The 2016 Omnibus Plan provides an opportunity for officers and Directors to acquire an interest in the growth and performance of our units, and provides employees annual and long-term incentive awards as determined by the Board. Under the 2016 Omnibus Plan, the Committee may grant unit options, unit appreciation rights, restricted units, performance awards, other unit awards, cash incentive awards and unrestricted unit awards.

Administration.  The 2016 Omnibus Plan is administered by the Committee, which has full power and authority to interpret and administer the 2016 Omnibus Plan and any related award agreements. Among other powers, the Committee has full power and authority to: select the eligible persons to whom awards may be granted; determine the type(s) of award(s) to be granted; prescribe the form of award notices, agreements and other instruments; and determine the terms and conditions of each award, consistent with the terms of the 2016 Omnibus Plan. The Committee may also establish, alter and repeal rules and regulations in accordance with applicable law and appoint appropriate agents for administering the 2016 Omnibus Plan.

Eligibility.  Key employees, officers and Directors (including non-employee Directors) of the Partnership, and any of our affiliates (including CFMI), are eligible to participate in the 2016 Omnibus Plan. The Committee has sole discretion to designate those individuals eligible to participate in the 2016 Omnibus Plan, and no member of the Committee will participate in his or her selection as a participant or in the grant of any award to himself or herself. As of the date of this proxy statement, there are 8 non-employee directors, 9 executive officers and approximately 120 key employees eligible to participate in the 2016 Omnibus Plan.

Units Subject to the 2016 Omnibus Plan.  Subject to any adjustment upon changes in capitalization described below, 2,500,000 units of limited partnership interest shall initially be available for all awards under the 2016 Omnibus Plan in addition to the 320,416 units remaining available for grant under the 2008 Omnibus Plan as of the 2016 Omnibus Plan effective date, for a total of 2,820,416 units. Any units subject to outstanding awards under the 2008 Omnibus Plan that on or after the date on which the 2016 Omnibus Plan is approved by our unitholders at this annual meeting cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable units) shall be available for awards under the 2016 Omnibus Plan. Units subject to an award that is forfeited, terminated, unexercised at the time the award expires or settled in cash; units that otherwise can no longer be issued under an award; and units used by a participant as full or partial payment of the purchase price upon the exercise of a unit option will be available again for awards under the 2016 Omnibus Plan. The closing price per unit on the NYSE was $58.04 on April 11, 2016.

In determining the number of units to request for approval under the 2016 Omnibus Plan, the Board, Committee and management carefully considered the compensation needs of the Partnership as well as our historical equity compensation practices. We worked with Hay Group, our independent compensation consultant, to evaluate a number of factors including our recent unit usage, our anticipated future equity compensation needs, and the criteria used by institutional proxy advisory firms to evaluate this proposal. Based on that evaluation, we expect that the proposed unit authorization will meet our needs for the next four to five years. The proposed 2,820,416 total units available for issuance under the 2016 Omnibus Plan represent 5.0% of our outstanding units (including deferred units and outstanding awards). We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices and will continue to do so in the future.

Adjustments upon Changes in Capitalization.  Certain changes to the 2016 Omnibus Plan and to outstanding awards, including appropriate adjustments to the number, class and kind of units as to which awards may be granted under the 2016 Omnibus Plan and to the number, class, kind and exercise price of units subject to outstanding awards, will be made by the Committee to reflect changes in our capitalization, including mergers, reorganizations, consolidations, recapitalizations, unit dividends, unit splits, reverse unit splits, spin offs, or similar transactions or changes in legal structure affecting the units. The number of units or other securities subject to any award will always be a whole number, and the Committee will consider the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued under it (“Section 409A”) in making these adjustments and substitutions.

Awards Available under the 2016 Omnibus Plan:

•            Cash Incentive Awards.  The 2016 Omnibus Plan provides for cash incentive awards based on a participant’s base salary, a target award percentage, and performance measures to be assessed during a performance period, as determined in the Committee’s discretion. Target award percentages shall be determined by the Committee in its discretion, with actual payout subject to certain discretionary adjustments that may be made by the Committee which may not exceed 200% of the award target. The Committee will establish performance measures and the performance period in writing either before the performance period begins or within the first 90 days of the performance period if the performance period is at least 1 year and Section 409A applies to the cash incentive award. Performance measures may have multiple levels of performance weighted differently, may or may not be readily quantifiable and may include individualized measures and/or performance measures determined on a Partnership, affiliate, business unit, management function, or other basis. Subject to the award terms or an employment or other agreement with a participant at or, in compliance with Section 409A, subsequent to the award date, if a participant retires or dies during a performance period, his or her cash incentive award will be prorated. Subject to the award terms or an employment or other agreement with a participant at or, in compliance with Section 409A, subsequent to the award date, and except in cases of retirement or death, a participant who ceases to be employed by us will forfeit his or her entire cash incentive award unless the Committee determines otherwise in accordance with the plan. A participant will also forfeit any unpaid cash incentive award (and any such awards deferred in accordance with the 2016 Omnibus Plan) if the Committee determines that the participant, without the prior written consent of the Partnership, has engaged in competitive activities, disclosed confidential information or used confidential information other than for our business.

•            Performance Awards.  The Committee may grant performance awards, which are awards valued by reference to a designated number of units or other property and which may be paid upon achievement of specified performance goals, under the 2016 Omnibus Plan. The Committee will specify the performance criteria to be achieved, the applicable performance period (of at least 1 year) and the time and form of payment of the award in an award agreement. Performance awards may be paid in cash, units, other property, or any combination of them, as determined by the Committee at the time of payment. Unless otherwise determined by the Committee in compliance with Section 409A at or subsequent to the time of grant, (or as provided in the award agreement or in a separate employment or other agreement with a participant), if a participant leaves our employment prior to the end of a performance period, the performance award is forfeited except in the case of death or retirement, in which cases the performance award is prorated and made after the end of the performance period. All payments made for performance awards will be in accordance with Section 409A, and the time and form of payment of performance awards may not be accelerated except as permitted under Section 409A and Schedule A to the 2016 Omnibus Plan.

•            Restricted Unit Awards.  The Committee may grant restricted unit awards on terms and conditions consistent with the 2016 Omnibus Plan including, subject to the 5% Exception, a minimum vesting and restriction period of 1 year. Unless otherwise determined by the Committee at or subsequent to the time of grant or as specified in the award agreement or in a separate employment or other agreement with a participant, if a participant’s employment with us is terminated, any restricted units will be forfeited and returned to us, provided that the Committee may waive (in whole or in part) this forfeiture requirement in the case of retirement, death, permanent disability or other special circumstances.

•            Unit Appreciation Rights.  Unit appreciation rights (“UARs”) may be granted on terms and conditions determined by the Committee and consistent with the 2016 Omnibus Plan. The exercise price (which may not be less than the closing price of our units on the NYSE the day prior to the date of grant), the number of units subject to the UAR and the term of the UAR will be fixed on the date of grant. UARs will be exercisable at the time(s) determined by the Committee at or subsequent to their grant, or as provided in a separate employment or other agreement with a participant; provided that a UAR may not be extended beyond the earlier of the UAR’s latest original expiration date or the ten (10) year anniversary of the date of grant; and provided further, that, subject to the 5% Exception, no portion of a UAR awarded to a participant shall become vested and exercisable earlier than 1 year after the date of grant. UARs may be granted either separately or in conjunction with another type of award under the 2016 Omnibus Plan. Upon exercise of a UAR, the holder will receive payment from us not greater than the appreciation in fair market value of the units covered by the UAR over the grant price of the UAR. Any UAR granted in connection with an option will be granted at the same time the option is granted and will terminate at the time that the option does. The Committee may determine the manner of payment within thirty (30) calendar days of exercise of a UAR, which may take the form of cash, units, other property or any combination of them. No UAR feature may allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the UAR.

•            Unit Options.  Options to purchase units may be granted on terms and conditions determined by the Committee and consistent with the 2016 Omnibus Plan. The exercise price per unit purchasable under an option may not be less than the closing price of our units on the NYSE the day prior to grant. The number of units subject to an option and term of each option will be fixed on the date of grant. Options will be exercisable at the time(s) determined by the Committee at or subsequent to their grant, or as provided in a separate employment or other agreement with a participant, but the ability to exercise an option may not be extended beyond the earlier of the option’s latest original expiration date or the ten (10) year anniversary of the date of grant; and provided further, that, subject to the 5% Exception, no portion of an option awarded to a participant shall become vested and exercisable earlier than 1 year after the date of grant. The option price is payable in cash, units or other consideration as determined by the Committee and specified in the award agreement. No option feature may allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of gain until the later of the exercise or disposition of the option or the time the units acquired pursuant to the exercise of the option first becomes substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

•            Unrestricted Unit Awards.  Subject to the 5% Exception, the Committee may grant unrestricted units, which are units free of any restrictions or forfeiture risk that vest in full upon the grant date or such other date as the Committee may determine, to any participant in respect of services rendered or other valid consideration.

•            Other Unit Awards.  The Committee may make awards of other rights, interests or options that are valued in whole or in part by reference to, or are otherwise based on, units, including securities convertible into units. Other unit awards must, subject to the 5% Exception, have a minimum vesting and restriction period of 1 year and may be granted alone or in conjunction with other plan awards, and their terms and conditions will be determined by the Committee and set forth in a written award agreement. Other unit awards may be paid in units, other securities of the Partnership, cash or any other form of property as determined by the Committee. Units (including securities convertible into units) purchased pursuant to a purchase right will be purchased for the consideration determined by the Committee, which will not be less than the closing price of our units on the NYSE the day before or the fair market value of the other securities as of the date the purchase right is awarded. The time and form of payment of such other awards may not be accelerated except as permitted under Section 409A.

Distribution Equivalents.  The Committee has discretion to provide for interest, distributions or distribution equivalents with respect to the units covered by awards other than options and UARs, and may provide that any such amounts will be deemed to have been reinvested in units or otherwise, subject to the provisions of the 2016 Omnibus Plan and any award agreements.

Deferral of Award Payments.  The Committee may establish procedures, as provided in Schedule A to the 2016 Omnibus Plan, for the deferral of the payment of any award other than a unit option or a UAR. The required timing by which a participant must make a deferral election is specified in Schedule A. A deferral election must irrevocably specify the amount of an award to be deferred as a percentage of the award, which may generally range from ten percent (10%) to one hundred percent (100%) of the award.

Transferability.  Unless the Committee provides otherwise at the time of grant, no award and no units that have not been issued or as to which any applicable restriction, performance, or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution.

Cancellation or Suspension of Awards; Competition.  Among other circumstances determined by the Committee, a participant may be required to forfeit unexercised, unearned or unvested awards under the 2016 Omnibus Plan if the Committee determines the participant, without the consent of the Committee, engaged directly or indirectly in any business or activity that is competitive with our business or otherwise detrimental to us.

Amendment.  The Board may amend, alter, or discontinue the 2016 Omnibus Plan, but no amendment, alteration, or discontinuation may impair the rights of a participant under an outstanding award without the participant’s consent. The Partnership will obtain unitholder approval of any 2016 Omnibus Plan amendment to the extent necessary or desirable to comply with applicable laws. The Committee may amend the terms of any award, prospectively or retroactively, but no award amendment may impair a participant’s rights without his or her consent.

Change in Control.  Unless otherwise determined by the Committee at the time of granting an award,or unless otherwise provided in the award terms or an employment or other agreement at, or in compliance with 409A, subsequent to the award date, in the event of a change in control (as defined in the 2016 Omnibus Plan);

•	any outstanding unvested options and UARs will vest and become fully exercisable upon the participant’s termination of employment with us without cause or for good reason (as each term is defined in the 2016 Omnibus Plan) during the 24-month period ending on the second-year anniversary of the change in control (the “Applicable Period”);

•	all restrictions and limitations applicable to any restricted unit or other unit award will lapse and such restricted units and other unit awards will become fully vested and transferable upon the participant’s termination of employment with us without cause or for good reason during the Applicable Period;

•	all performance awards will be considered to be earned and payable in full (at the award target level) without restriction and will be settled or distributed in a lump sum within 30 days following the participant’s termination of employment with us without cause or for good reason during the Applicable Period;

•	cash incentive awards will be deemed to have been earned as if 100% of the target was achieved upon the participant’s termination of employment with us without cause or for good reason during the Applicable Period. All payments made in connection with these awards will be paid or distributed in a lump sum within thirty (30) days following a participant’s termination of employment with us without cause or for good reason during the Applicable Period; and

•	option holders may elect to surrender all or part of the option in lieu of paying the option purchase price and receive cash equal to the spread between the fair market value and option price per unit multiplied by the number of units underlying the option being exercised.

Term.  The 2016 Omnibus Plan will remain in effect for 10 years after the date on which the plan is approved by our unitholders at this annual meeting, subject to the right of the Board to discontinue the plan prior to that time. Awards outstanding on the 10-year anniversary of the effective date (or an earlier termination date if established by the Board pursuant to the plan) shall continue in accordance with their terms.

Federal Income Tax Consequences.   The following summary of certain federal income tax consequences relating to the 2016 Omnibus Plan is based upon the laws and regulations currently in effect and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2016 Omnibus Plan will vary depending upon the specific facts and circumstances involved, and participants are advised to consult their personal tax advisor with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired units.

•            Cash Incentive Awards.  A participant who is paid a cash incentive award should generally recognize ordinary income equal to the amount of cash paid on the date of the payment of the award, and the Partnership or one of its subsidiaries should generally be entitled to a corresponding income tax deduction.

•            Performance Awards.  The grant of a performance award should create no income tax consequences for the participant or for the Partnership or any of its subsidiaries. Upon the participant’s receipt of cash, units and/or other property after the end of the applicable performance period, the participant should recognize ordinary income equal to the amount of cash and/or the fair market value of the units or other property received. The Partnership or one of its subsidiaries should generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. If Partnership units are issued to a participant after the end of the applicable performance period, under some circumstances, the Partnership or one of its subsidiaries will recognize gain or loss upon the transfer of Partnership units. For a discussion of additional tax consequences that will arise upon a participant’s receipt of unrestricted units, see the paragraph entitled “Other Tax Consequences of Receiving Units” below.

•            Restricted Units.  Generally, a participant should not recognize income and the Partnership and its subsidiaries should not be entitled to an income tax deduction at the time an award of restricted units is made under the 2016 Omnibus Plan, unless the participant makes the election described below. A participant who has not made such an election should generally recognize ordinary income at the time the restrictions on the units lapse in an amount equal to the fair market value of the restricted units at such time. Generally, the Partnership or one of its subsidiaries (i) will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income and (ii) in some circumstances, will recognize gain or loss upon lapse of restrictions on Partnership units transferred to participants. Any distributions paid in cash and received by a participant prior to the time the restrictions lapse should generally constitute compensation income to the participant in the year paid, and the Partnership or one of its subsidiaries should generally be entitled to a corresponding income tax deduction for such distributions. Any distributions paid in units should generally be treated as awards of additional restricted units subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted units, elect, under Code Section 83(b), to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted units on the date of the award (less the amount, if any, the participant paid for such restricted units). If the participant makes such an election, then (i) the Partnership or one of its subsidiaries would, under certain circumstances, be entitled to a corresponding income tax deduction in the same amount and at the same time as the participant recognizes income and (ii) the participant should (as discussed below under the paragraph entitled, “Other Tax Consequences of Receiving Units”) generally be treated as a limited partner as of the effective date of the election. Accordingly, the participant should receive allocations of partnership items, and any distributions made to the participant will generally either reduce the participant’s basis in its units or be capital gain to the participant. If the participant who has made an election subsequently forfeits the restricted units, then the participant should generally not be entitled to claim a credit for the tax previously paid. For a discussion of additional tax consequences that will arise if a participant receives restricted units, but makes a Code Section 83(b) election, see the paragraph entitled “Other Tax Consequences of Receiving Units” below.

•            Unit Appreciation Rights.  The grant of unit appreciation rights should generally not create any federal income tax consequences to the recipient, the Partnership or any of its subsidiaries. A participant would generally recognize ordinary income at the time a payment is made in either cash or units under the unit appreciation rights. If a unit appreciation right is settled in cash by the issuer, the issuer should generally be entitled to an income tax deduction in the amount paid. If a unit appreciation right is settled with Partnership units, the Partnership or one of its subsidiaries generally (i) will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income and (ii) in some circumstances, will recognize gain or loss upon the transfer of Partnership units in settlement of a unit appreciation right.

•            Unit Options.  The grant of a unit option under the 2016 Omnibus Plan should generally not create any federal income tax consequences to the recipient, the Partnership, or any of its subsidiaries. A participant who is granted a unit option should generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the unit at such time over the exercise price. Generally, the Partnership or one of its subsidiaries (i) will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income and (ii) in some circumstances, will recognize gain or loss upon the transfer of Partnership units pursuant a unit option. Under certain circumstances, the Partnership may be deemed to receive a distribution from one of its subsidiaries, which, in the case of a corporate subsidiary, could be a taxable dividend. For a discussion of additional tax consequences that will arise upon a participant’s receipt of unrestricted units, see the paragraph entitled “Other Tax Consequences of Receiving Units” below.

•            Unrestricted Unit Awards.  A participant who has received unrestricted units should generally recognize ordinary income at the time of receiving the units in an amount equal to the fair market value of the units at such time. Generally, the Partnership or one of its subsidiaries (i) will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income and (ii) in some circumstances, will recognize gain or loss upon the transfer of unrestricted Partnership units transferred to participants.

•            Other Unit Awards.  The tax consequences of other unit awards will depend upon the manner in which those awards are structured by the Committee.

•            Other Tax Consequences of Receiving Units.  If a participant acquires unrestricted units, the restrictions applicable to restricted units lapse or the participant makes an election under Code Section 83(b), the participant should (upon the receipt of such units, the lapse of such restrictions or the effective date of such election), for federal income tax purposes, become a limited partner, rather than an employee. Such participant should thereafter no longer receive a Form W-2 but should receive a Form K-1 with his or her former salary and wages denominated as “guaranteed payments.” Such a participant should be subject to the same tax consequences from the ownership and disposition of limited partnership units as other limited partners. Such a description is beyond the scope of this summary.

•            Issuance of Options and Other Compensation to Directors of the Partnership’s General Partner.  Under some circumstances, a subsidiary of the Partnership or the Partnership itself may issue Partnership units, options to acquire Partnership units, restricted Partnership units or other forms of compensation contemplated under the 2016 Omnibus Plan to directors of the Partnership’s general partner. In that event, the Partnership and/or the general partner could have a deemed distribution, which, in the case of a corporate subsidiary, could be taxable as a dividend.

Benefits under the 2016 Omnibus Plan.  Because benefits under the 2016 Omnibus Plan will depend on the Committee’s actions and the fair market value of the units at various future dates, it is not possible to determine the benefits that will be received by Directors, executive officers and other key employees if the 2016 Omnibus Plan is approved by our unitholders.

Vote Required.  Approval of the 2016 Omnibus Plan requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions will have the effect of a vote against the proposal.

The Board of Directors recommends a vote FOR the proposed approval and adoption of the 2016 Omnibus Incentive Plan.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met 6 times in 2015. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2015, each Director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All current board members attended the 2015 annual meeting.

Executive sessions of all non-employee independent Directors are scheduled in conjunction with each regularly scheduled board meeting and were held 5 times during 2015. These executive sessions are attended by non-employee Directors only, and the non-executive independent Chairman presided at each executive session.

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine Director independence. These standards are located in the Corporate Governance Guidelines, which are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/. The Board has affirmatively determined that current Board members Gina D. France, Lauri Shanahan, Daniel Hanrahan, Debra Smithart-Oglesby, Eric L. Affeldt, John M. Scott, III, D. Scott Olivet and Tom Klein meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Mr. Ouimet is not independent because he is an executive officer of the Partnership.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board, including the non-employee independent Directors as a group or the presiding Director of such group, by sending communications to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

We have a toll-free hot-line that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hot-line is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Leadership Structure and Risk Oversight

The Board is committed to strong leadership and effective corporate governance, including appropriate oversight of management. We have maintained separate Chief Executive Officer and Board Chairman roles since early 2011 when we moved to this board leadership structure as part of our planning process for CEO succession and transition and in response to our Unitholder advisory vote on leadership structure in January of 2011. Under this structure, Mr. Affeldt serves as our non-executive, independent Chairman. The Board reviews and evaluates the appointment of the non-executive, independent Chairman on a periodic basis.

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (five times in 2015)

and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to major risks. The Audit Committee Chairperson provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation Committee’s risk oversight and other activities via regular reports of the Committee Chairperson to the full Board.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s Investor Relations website at http://ir.cedarfair.com/ and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board and its Committees.

The members of the Board and the Committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew A. Ouimet
Eric Affeldt (1)	*	*	*
Daniel Hanrahan	*	*
Gina D. France	**		*
Tom Klein		**
Lauri Shanahan			*
John M. Scott, III			**
Debra Smithart-Oglesby	*	*
D. Scott Olivet	*
* Member
** Committee Chair
(1) Board Chairman

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met 5 times in 2015. The Board has determined that each Committee member is financially literate, and Gina D. France and Debra Smithart-Oglesby are the designated financial experts. The Audit Committee’s report is on page 87 of this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors. The Compensation Committee is also responsible for recommending the fees paid to the Directors and Board Committee members for services in those capacities. The Compensation Committee met 5 times in 2015. The Compensation Committee Report is on page 82 of this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports. See “Compensation Discussion and Analysis - Determining Executive Compensation” for additional detail.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board and for playing a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2015, the Nominating Committee met 3 times.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to the attention of Duffield Milkie, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See “Unitholder Proposals and Nominations for the 2017 Annual Meeting” for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2015 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

Unit Ownership Guidelines

The Board maintains unit ownership guidelines for our chief executive officer and his direct reports. The chief executive officer is required to hold units having a value of four times his base salary, and his direct reports are required to hold units with a value of two times their base salaries. The chief executive officer’s direct reports currently include the chief operating officer, the executive vice president and chief financial officer, the senior vice president of planning & design, the executive vice president and general counsel, the executive vice president and chief marketing officer and the senior vice president of administration. Executives have five years from the adoption of the guidelines (for current executive officers) and five years from becoming an executive officer (for new executive officers) to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of April 2016, the chief executive officer and his direct reports were all in compliance with the guidelines. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the Directors. The guidelines require Directors to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for new Directors). As of April 2016, all directors were in compliance with the guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining the elements and mix of executive compensation, and the reasons that we have elected to pay these particular elements of compensation. The following summary highlights our 2015 business results and the impact of those results on our compensation decisions. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

Following the summary is a detailed discussion of our philosophy and practices regarding the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2015:

•	Matthew A. Ouimet, our President and Chief Executive Officer;
•	Brian C. Witherow, our Executive Vice President and Chief Financial Officer;
•	Richard A. Zimmerman, our Chief Operating Officer;
•	Duffield E. Milkie, our Executive Vice President, Secretary and General Counsel; and
•	Kelley Semmelroth, our Executive Vice President and Chief Marketing Officer.

Summary

We believe that our compensation should be closely tied to Company and individual performance. To that end, in 2015:

•	We produced another outstanding operating year, with solid increases across the board in attendance, guest spending and out-of-park revenues, and our executives earned their maximum cash incentive opportunities for the year; and
•	We significantly exceeded our three-year performance targets, which resulted in our executives earning maximum payouts under their long-term incentive awards.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our executive compensation structure rewards both successful individual performance and the consolidated operating results of the Company. Our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. We use Adjusted EBITDA as the basis for our key performance measures because it tracks core operating performance closely, it crosses park operating units, it is easy to track, and it is helpful in evaluating free cash flow available for distributions which we believe is one of the key investment areas of focus for our unitholders.

Overall our unitholder approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results as well as deliver long term value for all unitholders. Our compensation structure provides us with the flexibility to evolve our compensation philosophy and program from year to year, as the market, our business or the industry requires.

Company Financial Performance

The graphs below illustrate some of the key indicators of the Company’s financial health and performance over the five-year fiscal period, 2011-2015.

Cumulative Total Return1 (382% 5-year total return)

1Based upon initial investment of $100 on December 31, 2010 with dividends reinvested and calculated as a straight cumulative return.

2 See Note 5 in Item 6, “Selected Financial Data,” on page 15 of the Company’s Form 10-K for fiscal 2015 for additional information regarding Adjusted EBITDA, including how we define and use Adjusted EBITDA, as well as a reconciliation from net income.

Some of our financial results and other accomplishments we achieved for our unitholders in 2015 include the following:

•	We achieved our sixth consecutive year of record net revenues, up 7% from 2014 to $1.24 billion;
•	We achieved record Adjusted EBITDA of $459 million, representing a 7% increase from 2014;
•	We increased attendance by 1.1 million guest visits to 24.4 million visits, while increasing average in-park guest per capita spending by 1.4% to $46.20; and
•	In November of 2015 we announced that in 2016 our annual cash distribution would increase 10% to $3.30 per limited partner unit, up from $3.00 per unit in 2015.

In 2015 we also advanced a number of important long-term initiatives that support our ability to grow our business in the years to come. These included:

•	The full roll-out of an All-Season Dining program for season passholders;
•	The completion of a two-year renovation project of the historic Hotel Breakers on Cedar Point’s mile-long beach;
•	The re-launch of the Carowinds brand as part of a multi-year growth plan for the fast-growing Charlotte market, including the introduction of Fury325, a world-record-breaking roller coaster which was voted the “Best New Ride” for 2015 by Amusement Today;
•	The testing of a new mobile application and free park-wide wifi at Kings Island, which will now be rolled out to our five largest parks;
•	The continued expansion of our Amusement Dark portfolio with the introduction of Voyage to the Iron Reef, a new 4-D interactive dark ride, at Knott’s Berry Farm;
•	The expansion of special event programming that includes unique entertainment and food and beverage offerings to scale; and
•	The investment in a new amateur youth sports facility in Sandusky, Ohio which will begin hosting tournaments in 2017.

Our Pay Governance Reflects Best Practices

We maintain the following compensation and pay governance best practices:

•	A majority of named executive officer compensation is contingent on corporate performance, as described and illustrated in the “Compensation Mix-2015” section below;
•	We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports;
•	Incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports;
•	We do not provide excise tax “gross ups”;
•	We have an anti-hedging policy that restricts executive officers and directors from engaging in certain transactions such as puts or calls relating to the Company’s securities;
•	Our Compensation Committee is composed solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members;
•	Our independent Compensation Committee has retained Hay Group to advise and report directly to the Committee;
•	We conduct an annual risk assessment of our compensation programs, which is led by Hay Group; and
•	We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

2015 Compensation Updates

We received strong unitholder support in our 2014 advisory vote on executive compensation, and our management team continued to deliver record results. We believe that our compensation program is structured to best support our continued growth and success, and as a result, the Compensation Committee did not make significant changes to our executive compensation program in 2015.

Our executive compensation decisions for 2015 continue to reflect our desire to recognize, incentivize and retain highly-qualified individuals and to align executive compensation with unitholders’ interests by emphasizing performance-based compensation, directly tying compensation to Company performance and increasing insider equity ownership. As further explained below, each of our executive compensation decisions for 2015, including our decisions to increase base salary compensation for our executives, enhance long-term and short-term performance-based incentive awards to certain of our named executive officers and to pay our 2015 performance unit awards (if earned) in units, were made to further demonstrate our commitment to these goals.

Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2015 Annual Meeting of Limited Partner Unitholders, approximately 88% of the units cast were voted to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that the strong unitholder support for the Company’s pay practices in 2015 was a clear endorsement of our current performance-based approach, focused on long-term value creation. Therefore, the Compensation Committee has decided generally to continue its approach to executive compensation for 2016 and to maintain our emphasis on performance in the Company’s executive compensation structure. The advisory vote at this Annual Meeting and future advisory votes on executive compensation will serve as an additional tool to inform the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its unitholders.

Compensation Performance Measures

As discussed above, our executive compensation program is in large part designed around the achievement of metrics based on Adjusted EBITDA as the key performance objective. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current credit agreement. In the compensation context, we use performance goals that compute performance achieved and targets using “functional currency Adjusted EBITDA,” which differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because the compensation metric is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). We consistently use functional currency in the compensation program and believe it is the most appropriate measurement to determine incentive compensation because it eliminates artificial increases or decreases in the assessment of performance against the targets that would be based solely on currency fluctuations. In addition, for our cash plan, the targeted and actual performance calculations are based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

Determining Executive Compensation

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s value. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash incentive and unit-based award programs to challenge the executive to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate performance over the long term. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace a particular person and his or her skill set.

Role of the Compensation Consultant

The Compensation Committee engaged Hay Group, an independent executive compensation consulting firm, to provide information on competitive practices and trends in our industry, to make recommendations regarding the design of our compensation program and to assist with the annual review of compensation practices and an assessment of the effectiveness of these practices. Hay Group was retained by and reports directly to the Compensation Committee. Since their engagement in 2011, Hay Group has participated in almost all Compensation Committee meetings and has performed no other services for the Company or for management other than to provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions from time to time.

Compensation Consultant Conflicts Assessment

In February of 2015, the Compensation Committee assessed the independence of the compensation consultant in accordance with the Securities and Exchange Commission (“SEC”) rules and concluded that the compensation consultant’s work for the Compensation Committee does not raise any conflicts of interest.

In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Hay Group. In particular, at its February 2015 meeting, the Committee discussed: (i) whether any other services had been or were being provided by Hay Group to the Company, (ii) the amount of fees paid by the Company to Hay Group as a percent of Hay Group’s total revenues, (iii) Hay Group’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (iv) Hay Group’s ownership of Company units, and (v) any business or personal relationships between Hay Group and any Committee members or the Company’s executive officers. Following the consideration of these factors the Committee determined that Hay Group is independent.

2015 Peer Group and Peer Group Review

Compensation information from our peer group and surveys is one factor and reference point that the Compensation Committee considers in the executive compensation decision-making process. Our peer group for these purposes included the following companies when we were setting 2015 compensation:

Bob Evans Farms	DSW, Inc.	Pinnacle Entertainment, Inc.
Buckle, Inc.	Finish Line, Inc.	Sea World Entertainment Inc.
Carmike Cinemas, Inc.	International Speedway Corp.	Six Flags Entertainment Corp.
Choice Hotels International, Inc.	Madison Square Garden Co.	Speedway Motorsports, Inc.
Cinemark Holdings, Inc.	Marcus Corporation	Texas Roadhouse, Inc.
DreamWorks Animation, Inc.	Marriott Vacations Worldwide	Vail Resorts, Inc.

These peer group members were selected in a review process, in consultation with Hay Group, that focused on U.S. publicly traded companies with a significant focus on recreation and entertainment, with similar business models to ours, with annual revenues between  1⁄2 to 2 1⁄2 times our revenues and with a market capitalization comparable to ours. The goal was for peer group companies to meet the majority of these criteria. The Compensation Committee believes this peer group met this goal, achieved the desired level of balance among the peer group companies in terms of revenues and market capitalization and provided the best indicator of the executive compensation practices for businesses our size and in our industry.

The Compensation Committee reviews the peer group periodically, with the goal of reviewing it at least biannually, and undertook a peer group review in 2015 with the assistance of Hay Group. The Hay Group review included industry and size data for each of the current peer group companies and observations on the most notable business changes with respect to those companies. Hay Group did not recommend any changes to our peer group in connection with the 2015 review process. The group was considered to have an appropriate number of companies, good leisure and facilities exposure and related sectors and was not viewed to have any aspirational peers. Accordingly, the Compensation Committee approved the above listed group of companies as the peer group for use in its compensation decisions.

Market Analysis

The Compensation Committee also periodically requests Hay Group to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies and/or survey data, and generally requests Hay Group to compile that information at least biannually. While we focus on peer group compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted toward performance-based compensation, and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our peer group and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with survey data, subject to other considerations. The Committee considers a variety of other factors in setting compensation, including recent and projected Company performance, growth and returns to unitholders, the significant industry expertise of the team, recent individual performance, individual performance expectations, survey data, general industry practices, general economic conditions, internal equity and retention goals.

We have made adjustments in the past several years to the compensation levels of certain of our executives whose targeted compensation has fallen below our targeted percentile range in order to better align executive pay with these objectives and in light of their expanded roles and the other considerations discussed above. For example, compensation competitiveness relative to peer data from our last Hay Group market study (compiled in 2013) was a factor in the adjustments to the 2015 compensation opportunities for our COO and our General Counsel.

Following the review and confirmation of the peer group in 2015, the Compensation Committee requested that Hay Group prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Hay Group review was completed in September 2015, and covered all components of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target bonus) and target long-term incentive compensation. The Hay Group study looked at proxy data from our peer group companies and at data based on a general industry survey. The study found our executive base salaries and target total direct compensation, in the aggregate, to be aligned with our general objectives, with variance among the executives and some executives who fall outside the identified range as a result of the variety of factors that we take into account. This updated peer and survey analysis provided context for and was one of the factors impacting some of the adjustments that we put in place for 2016.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, Compensation Committee and the chief executive officer. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers. He reviews each individual against budget targets and achievement of individual performance objectives established before the operating season begins (where applicable) and he makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee then, in consultation with the independent compensation consultant, makes compensation determinations and adjustments to the chief executive officer’s recommendations when determined to be appropriate in accordance with the applicable compensation plans and in turn reports its recommendations to the Board for its approval. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Company’s performance.

The Board reviews compensation matters after the seasonal parks have closed and financial results for the season are available. The chief executive officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives and based upon that determination, prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year, as well as recommendations for compensation adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee and to the Board in October, and provides a final review in February of the subsequent year when financial results have been finalized and final review of the achievement of individual goals has been completed. Based on Company performance, park performance and individual performance, the Compensation Committee makes final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results.

In addition to determining payouts based on the previous year’s performance, the Compensation Committee and Board also historically have set performance targets and granted incentive awards for the current year in February, when the Company would finalize its annual and long-term budgets for the related periods. The Company successfully streamlined its budgeting process during 2015, which allowed for earlier and enhanced visibility into expectations and forecasts for future results. As a result, the Company was able to make related decisions regarding matters such as establishing long-term performance targets and equity-based performance awards on a more synchronized basis, and the Compensation Committee and Board decided to move the grants for the coming year to the preceding October meeting. This allows us to coordinate and handle all compensation-related adjustments and grants at the same time and resulted in two sets of our regular program grants during the transition year (2015), which will be a one-time occurrence. The performance period and restricted unit vesting schedule for the October 2015 awards are the same as they would have been had the awards been made in February 2016. We did not make additional equity grants to the named executive officers in February 2016, and we plan to make equity-based long-term incentive grants for 2017 in October 2016.

Elements of 2015 Executive Compensation

Overview

Our executive compensation program is designed around total direct compensation -- that is, the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting the appropriate level of targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and will attract and motivate top talent, while keeping the overall pay levels aligned with unitholders’ interests and job responsibilities.

The following table sets forth each element of our executive compensation program and the principal objectives of that element:

Compensation Element	Principal Objective
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership positions.
Annual Cash Incentive Awards* Cash Incentive Compensation	Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual goals.
Long-Term Incentive Compensation** Restricted Unit Awards Performance Unit Awards	Variable compensation element intended to reward contributions to our long-term success, the achievement of our mission and key business objectives, and each named executive officer’s commitment to the interests of our unitholders.
Retirement Benefits Section 401(k) Plan	The named executive officers may participate in the Company’s 401(k) plan which is available to all our eligible employees.
Executive Perquisites and Health, Life and Disability Benefits

The named executive officers participate in employee benefit plans available to all our eligible employees, including health, life and disability plans.

Perquisites and supplemental compensation believed to be reasonable and intended to enhance the competitiveness of compensation packages.

Change in Control and Termination Protection in Employment Agreements	Ensures continuity of management in the event of a change in control of the Company and protection if the executive’s employment terminates for a qualifying event or circumstance.

*	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program, but did not provide any such additional bonuses in 2015.

**	We may make other types of long-term cash or unit-based incentive awards to our executives. Our named executive officers have options outstanding from prior year awards, and some of our executives had prior year time-based phantom units vest or exercised options in 2015.

We seek to balance the compensation for each executive among the above elements in a manner designed to achieve our overall compensation objectives. In setting cash incentive and equity incentive components of compensation for each executive, we look to the relationship of those components to the executive’s salary and consider the total direct compensation that is represented by salary, cash incentive awards and unit-based awards. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year.

Compensation Mix - 2015

As noted above, we did not make significant changes to our executive compensation program for 2015. Our program continued to be focused around total targeted direct compensation, and we retained the 60%/40% weighting of performance-based and time-based unit awards in the long-term incentive portion of our program. We gave merit-based base salary raises to each of our named executive officers which flowed through their mix of compensation opportunities for the year. We also enhanced the incentive compensation component of the total compensation packages for our COO and General Counsel positions through percentage-based increases to incentive opportunities, both to better align their targeted compensation opportunities with our established range for base salaries and total direct compensation and also to recognize their accomplishments and additional responsibilities taken on in key areas for our Company.

The graphic below illustrates the 2015 targeted total direct compensation mix for Mr. Ouimet. This chart does not include the value of Mr. Ouimet’s October 2015 restricted units or his 2016-2018 performance unit award because we view those awards as part of Mr. Ouimet’s targeted total direct compensation opportunity for 2016.

The graphics that follow illustrate the 2015 targeted total direct compensation mix for our CFO and COO and the 2015 targeted total direct compensation mix for our Executive Vice President and General Counsel and our Executive Vice President and Chief Marketing Officer. As with Mr. Ouimet’s chart, these exclude the value of the executives’ October 2015 restricted units and 2016-2018 performance unit awards, which we view as part of targeted total direct compensation for 2016.

Compensation Mix - 2016

As discussed above, we did not make significant changes to our executive compensation program for 2016. We approved 2016 targeted total direct compensation opportunities for our executives in late 2015 that reflect a mix similar to the 2015 mix, with adjustments in relative percentages that reflect enhanced performance-based incentive award opportunities to several of our executives in recognition of their leadership and impact on our company and in line with our overall market-based objectives. While the executives’ final compensation mix for 2016 is subject to change, the “Targeted 2016 Long-Term Incentive Compensation” section below discusses the unit-based awards currently in place for the 2016 compensation cycle.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk commensurate with the executive’s scope of responsibilities, performance, current compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance, and we do not believe they should be a factor in current compensation. Base salaries may be reviewed and adjusted from time to time, subject to the terms of applicable employment agreements. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, reviews and may adjust the base salary for each of the named executive officers on an annual basis and in connection with promotions or a substantial change in responsibilities. See “Narrative to Summary Compensation and Grants of Plan Based Awards Tables-Employment Agreements” for additional information on the terms of the employment agreements.

The base salary for each named executive officer falls within a range, when considered together with the other elements of compensation, that the chief executive officer and Compensation Committee believe is appropriate on an individual basis. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by our compensation consultant with respect to comparable positions;

•	the individual named executive officer’s performance, experience, skills and time in position; and
•	the Company’s overall performance, returns to our unitholders and continued expectations for growth.

In light of such considerations, our named executive officers received merit based increases in base salary ranging from 3%-5% for 2015, among other things, to recognize continued success in their executive roles, to reward the executive’s contribution to a fifth-straight record year of Adjusted EBITDA in 2014, to recognize their professional development achievements and key accomplishments for our business and to better align base pay for certain of our executives with the market-based 50th percentile of our peer group objective. Base salaries have been further adjusted for 2016 following a similar review process. The annualized base salaries for our named executive officers for 2015 and 2016 are indicated below:

Named Executive Officer	2015 Annual Salary	2016 Annual Salary
Ouimet	$927,000	$955,000
Witherow	$416,000	$475,000
Zimmerman	$550,000	$567,000
Milkie	$368,000	$379,000
Semmelroth	$294,000	$325,000

Cash Incentive Program

Our cash incentive awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of annual financial and operational goals. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and approved by the Compensation Committee by March of the applicable year, unless revised during the negotiation of an employment agreement. The performance objectives may be individualized for each position and individual, may be expressed in multiple measures of performance, including individual, business unit, management unit and Company performance, and may be weighted differently between positions and individuals.

Since 2012, the Compensation Committee and the Board have used a short-term cash incentive award program that includes individual performance goals and Company performance goals, and that requires that awards not be paid out if Company financial performance falls below a threshold level. For 2015, 85% of the target cash incentive awards for our named executive officers were based on a target of $466.0 million consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year(1). The remaining 15% of the target awards were based on the achievement of individual performance goals.

(1) See “Compensation Performance Measures” above on page 33 for an explanation of how we compute this measure.

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance and were interpolated for performance between those levels. Payouts of the Company performance-based portion of the 2015 cash awards were calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)
< 90% of target	No Payout
= 90% of target	80%
= 100% of target	100%
≥ 105% of target	150%

Payout of the individual performance-based portion of the award was dependent on the achievement of a specified threshold, target or maximum number of individual performance goals, with payout at 50%, 100% and 150% for the 2015 awards. Maximum payout of the cash incentive awards was limited to 150% of the target award, and no cash incentive awards were eligible to be paid to the executives in the event that functional currency Adjusted EBITDA before incentive compensation expense fell below the threshold level of performance or the Company was not able to pay a distribution during the applicable year due to loan covenants.

Our employment agreements generally require the executive to be employed at year end to receive a cash incentive for that year, but protect the executives against forfeiting these awards in qualifying termination scenarios. As a result, we believe these awards not only motivate performance but also encourage retention of key employees.

For 2015, the cash incentive opportunities for our chief executive officer and his direct reports included a clawback provision. This clawback provision has a 24-month look back and is triggered upon a financial restatement that results in lower bonus payouts than originally delivered. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 contained a provision, which when made effective through final SEC rulemaking and exchange listing standards, may require modifications to our clawback provisions.

The 2015 target award opportunities for the named executive officers, reflected as a percentage of 2015 base salary, were as follows:

Named Executive Officer	Target Award in Dollars	Target Award as a Percentage of Base Salary*
Ouimet	$1,112,400	120%
Witherow	$416,000	100%
Zimmerman	$550,000	100%
Milkie	$276,000	75%
Semmelroth	$249,900	85%

*	The target award as a percentage of base salary for 2015 was increased from the 2014 percentage for Mr. Milkie (from 65% for 2014). See “Compensation Mix - 2015” for further information.

In 2015, the Company achieved functional currency Adjusted EBITDA before incentive compensation expense of $492.4 million(2), which represented 105.7% of the target, and based on this level of performance

(2) See “Compensation Performance Measures” above on page 33 for an explanation of how we compute this measure.

achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers who received awards were at 150% of their respective targets. In addition, all of the executives successfully achieved all of their individual performance goals, which was a significant contributing factor to our record results in 2015. As a result, all of our named executive officers were eligible for the payment of 150% of the individual performance-based portion of their respective targets.

The 2015 cash incentive payouts for the named executive officers are set forth below:

Named Executive Officer	2015 Cash Incentive	Final Cash Incentive as a Percentage of 2015 Annual Salary
Ouimet	$1,668,600	180%
Witherow	$624,000	150%
Zimmerman	$825,000	150%
Milkie	$414,000	113%
Semmelroth	$374,850	128%

Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers in fiscal year 2015.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. Outstanding awards have been made under our 2008 Omnibus Incentive Plan which allows us to grant options, units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with those of our unitholders, while providing us a cost effective means of compensation. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term. The 2016 Omnibus Incentive Plan that we have requested our unitholders approve at our 2016 annual meeting would allow us to make future unit-based awards. See Proposal 4 for more information.

Targeted 2015 Long-Term Incentive Compensation

Over the past few years the Compensation Committee in consultation with Hay Group, has taken steps to modify our long-term incentive program to realign the elements of the equity plan and to migrate to a more performance-based approach with a continuing emphasis on alignment with unitholder interests. In furtherance of that performance-based approach, the 2015 unit-based awards to each named executive officer included a mix of performance unit awards and time-based restricted units. The target awards were allocated 60% to performance-based awards and 40% to time-based restricted units. The target long-term incentive award value was determined as a percentage of base salary and then converted to a number of units for each named executive officer, based on the unit price on the day before the grant date. A significant portion of our increases to the total compensation opportunities for our COO, and our Executive Vice President and General Counsel, for 2015 were implemented through increases to their long-term incentive award opportunities, which were effected through increases to the target award opportunities as a percentage of base salary for those executives and the effect of the base salary increases. The dollar value of targeted award opportunities for our other named executive officers also were higher than those in 2014 as a result of their increased salaries for 2015.

The long-term incentive award opportunities for the named executive officers’ 2015 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars*	Target LTI Award as a Percentage of Base Salary*
Ouimet	$3,244,500	350%
Witherow	$582,400	140%
Zimmerman	$1,100,000	200%
Milkie	$368,000	100%
Semmelroth	$294,000	100%

*	The target award opportunities as a percentage of base salary for 2015 were increased from the 2014 percentages for Mr. Zimmerman (from 140% in 2014) and for Mr. Milkie (from 75% in 2014). See “Compensation Mix - 2015” for further information. The target award opportunities as a percentage of base salary for 2015 for Messrs. Ouimet and Witherow and for Ms. Semmelroth were the same as for 2014.

*	Excludes October 2015 long-term incentive awards. See “Targeted 2016 Long-Term Incentive Compensation” below for a discussion of those awards.

Our long-term performance-based awards have rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets, and payout for the awards for the 2015 compensation cycle is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2015-2017 period. The 2015 time-based restricted units vest in annual increments over a three-year period. These performance unit awards and restricted unit awards generally require continuous employment through the payment date, subject to certain exceptions contained in employment and grant agreements that provide for continued vesting in qualifying termination or change in control situations. Restricted units are non-transferable during the restricted period. Under the performance awards, award recipients are eligible to receive up to a specified percentage of the target number of potential performance units for a particular performance period. The number of units payable is dependent on the level of attainment of the performance objectives specified for the performance period, as determined by the Committee, and no awards will be paid if the threshold level of performance is not achieved. Awards made in February 2015 have a performance period of January 1, 2015-December 31, 2017, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. Payouts of these awards will be at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Functional Currency Adjusted EBITDA Target Achieved	Payout as a Percentage of Target Number of Units
< 85% of target	No Payout
= 85% of target	50%
= 100% of target	100%
≥ 105% of target	150%

•	February 2015 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2015 targeted total direct compensation to our executives in February of 2015. The awards vest incrementally with one third of the award vesting each year over a three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February 2016, 2017 and 2018, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The February 2015 time-based restricted unit awards were as follows:

Named Executive Officer	February 2015 Restricted Unit Awards
Ouimet	23,138
Witherow	4,153
Zimmerman	7,845
Milkie	2,624
Semmelroth	2,097

•	2015-2017 Performance Unit Awards

We granted the performance unit award portion of our 2015 total direct compensation to our executives in February of 2015. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2015-December 31, 2017, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2015-2017 awards will be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the February 2015 performance unit awards were as follows:

Named Executive Officer	2015-2017 Performance Unit Awards (Target)
Ouimet	34,707
Witherow	6,230
Zimmerman	11,767
Milkie	3,937
Semmelroth	3,145

Performance Attained and Vesting of Prior Year (2013-2015) Performance Unit Awards

We have made similar performance unit awards to our named executive officers since 2012, based on the achievement of the performance targets set by the Compensation Committee for the applicable performance period. The performance period for the awards made in 2013 ended on December 31, 2015, and the 2013-2015 performance units vested and were paid out in March 2016. The performance goals for the January 1, 2013 through December 31, 2015 performance period of the 2013 awards and related payout scale were as follows (with amounts interpolated between the various levels):

2013-2015 Cumulative Functional Currency Adjusted EBITDA*	Payout as a Percentage of Target Number of Units
< $1,075,930,000	No Payout
= $1,075,930,000	50%
= $1,265,800,000	100%
≥ $1,329,090,000	150%

*See “Compensation Performance Measures” above on page 33 for an explanation of how we compute this measure.

The Company achieved cumulative functional currency Adjusted EBITDA of $1,337,690,000 from January 1, 2013 through December 31, 2015, which exceeded 105% of the performance target. As a result the 2013-2015 performance units paid out at the maximum level allowable under the awards, which is capped at 150% of the target number of performance units.

Targeted 2016 Long-Term Incentive Compensation

As discussed above, the Company streamlined and expedited its budgeting process during 2015, and the Compensation Committee and Board decided to move the long-term incentive grants for 2016 to the preceding October meeting. Accordingly, the restricted units and performance unit awards that in the past would have been granted in February of 2016 were granted in October of 2015. As shown in the table below, the performance period and vesting schedules for the October 2015 awards are the same as they would have been had we made the awards in February 2016. The Company did not make additional equity grants to the named executive officers in February 2016, and plans to make equity-based long-term incentive grants for 2017 in October 2016.

Grant Date:	February 25, 2015	October 28, 2015*

Performance Period:
(Performance Units)	January 1, 2015- December 31, 2017	January 1, 2016- December 31, 2018
Vesting Dates: (Restricted Units)	1/3 - February 2016	1/3 - February 2017
	1/3 - February 2017 1/3 - February 2018	1/3 - February 2018 1/3 - February 2019

*	Grant moved to October 2015. No additional awards made in February 2016.

Because the grant dates for the 2015 and 2016 long-term incentive awards both fell in 2015 as a result of the transition, both sets of long-term incentive awards are included in the Summary Compensation Table for 2015 and Grants Table below. As a result, we have described the October 2015 awards in this CD&A, even though we view them as part of each executive’s total direct compensation opportunity for 2016.

As with the 2015 long-term incentive awards, the unit-based portion of the 2016 total target direct compensation opportunity included a mix of 60% performance unit awards and 40% time-based restricted units. The long-term incentive award opportunities for the named executive officers’ 2016 targeted direct compensation opportunities were as follows:

Named Executive Officer	Target LTI Award in Dollars*	Target LTI Award as a Percentage of Base Salary*
Ouimet	$3,342,500	350%
Witherow	$855,000	180%
Zimmerman	$1,134,000	200%
Milkie	$379,000	100%
Semmelroth	$357,500	110%

*	The target award opportunities as a percentage of base salary for 2016 were increased from the 2015 percentages for Mr. Witherow (from 140% in 2015) and for Ms. Semmelroth (from 100% in 2015). See “Compensation Mix - 2016.” The target award opportunities as a percentage of base salary for 2016 for Messrs. Ouimet, Zimmerman and Milkie were the same as for 2015.

*	Excludes February 2015 long-term incentive awards. See “Targeted 2015 Long-Term Incentive Compensation” above for a discussion of those awards.

Payout for the 2016 cycle of performance awards is based on the achievement of cumulative functional currency Adjusted EBITDA versus the target established for the 2016-2018 period. The 2016 time-based restricted units vest in annual increments over a three-year period starting in February 2017. These performance unit awards and restricted unit awards generally are subject to the same employment requirements, termination vesting provisions, transfer restrictions and performance award payout scale as the performance awards that are part of our targeted total direct compensation for 2015.

•            October 2015 Restricted Unit Awards

We awarded the time-based restricted unit component of our 2016 targeted total direct compensation to our executives in October of 2015. The awards vest incrementally with one third of the award vesting each year over an approximate three year period. The restricted period on the incremental portions of the award lapse upon the executive’s continuous employment through the identified restricted periods which expire in February of 2017, 2018 and 2019, respectively, and the awards will thereafter be unrestricted, subject to the employment and grant agreement provisions. These awards accrue distribution equivalents when we make distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The October 2015 time-based restricted unit awards were as follows:

Named Executive Officer	October 2015 Restricted Unit Awards
Ouimet	23,456
Witherow	6,000
Zimmerman	7,958
Milkie	2,660
Semmelroth	2,509

•            2016-2018 Performance Unit Awards

We granted the performance unit award portion of our 2016 total direct compensation to our executives in October of 2015. The awards are subject to the achievement of the performance targets set by the Compensation Committee for the performance period of January 1, 2016-December 31, 2018, and are based on the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during that period. These awards accrue distribution equivalents when we make distributions, which are deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. The 2016-2018 awards will be paid only in units, consistent with our program’s focus on alignment with our unitholders.

The target numbers of units for the October 2015 performance unit awards were as follows:

Named Executive Officer	2016-2018 Performance Unit Awards (Target)
Ouimet	35,184
Witherow	9,000
Zimmerman	11,937
Milkie	3,989
Semmelroth	3,763

Employment Agreements

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point from which the Compensation Committee then continues the process in setting executive compensation. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our executive officers because the agreements foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. Our current agreement with Mr. Ouimet runs through December 2016. Our current agreements with our other executive officers took effect on December 12, 2014, and the executives’ employment under the agreements continues through December 31, 2017, subject to 24-month automatic renewal periods until the agreement is terminated by one of the parties.

Post-Employment and Change in Control Compensation

Each employment agreement provides for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under “Potential Payments Upon Termination or Change in Control” below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined, after consideration of the Compensation Committee’s recommendation, by the Board, in its sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 49. In addition, Mr. Milkie has an account under our 2008

Supplemental Retirement Plan, which is described on page 65. Additional contributions to this plan were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

Perquisites and Supplemental Compensation

We provide perquisites or supplemental compensation to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. Mr. Ouimet’s employment agreement provides for supplemental compensation at an annual rate of $50,000, which is intended to provide for an annual amount in lieu of most individual perquisites other than an annual physical exam, de minimis perquisites such as discounts on our products and occasional one-time benefits.

In 2015 we provided Messrs. Zimmerman, Witherow and Milkie and Ms. Semmelroth with automobile allowances. We also offer our named executive officers discounts on Company products and cover annual physicals for our executives who desire that benefit. See Footnote 5 to the Summary Compensation Table on page 49 for a discussion of when the value of perquisites is reported in that table.

Risk Assessment Process

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Hay Group, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

Impact of Tax and Accounting Considerations

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

Securities Trading Policy

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities.

SUMMARY COMPENSATION TABLE FOR 2015

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (5) (6)	Total ($)
Matthew A. Ouimet	2015	$961,840	$—	$6,587,006	$—	$1,668,600	$—		$73,868	$9,291,314
President and Chief Executive Officer	2014	$900,000	$—	$9,482,724	$—	$1,108,674	$—		$70,171	$11,561,569
	2013	$875,000 (7)	$—	$1,274,997	$425,047	$1,511,250	$—		$81,611	$4,167,905
Brian C. Witherow	2015	$431,841	$—	$1,437,382	$—	$624,000	$—		$20,453	$2,513,676
Executive Vice President and Chief Financial Officer	2014	$400,000	$—	$559,989	$—	$410,620	$—		$31,521	$1,402,130
	2013	$376,000	$—	$282,002	$94,009	$423,000	$—		$31,521	$1,206,532
Richard A. Zimmerman	2015	$570,723	$—	$2,234,052	$—	$825,000	$—		$12,503	$3,642,278
Chief Operating Officer	2014	$525,000	$—	$735,002	$—	$499,563	$—		$37,486	$1,797,051
	2013	$457,000	$—	$342,748	$114,264	$514,125	$—		$30,945	$1,459,082
Duffield E. Milkie	2015	$374,876	$—	$746,999	$—	$414,000	$3,498	(8)	$20,453	$1,559,826
Executive Vice President and General Counsel	2014	$350,000	$—	$262,493	$—	$233,541	$13,098	(8)	$20,171	$879,303
	2013	$335,000	$—	$188,445	$62,821	$301,500	$—	(8)	$20,171	$907,937
Kelley Semmelroth	2015	$305,360	$—	$651,528	$—	$374,850	$—		$18,842	$1,350,580
Executive Vice President and Chief Marketing Officer	2014	$285,000	$—	$284,999	$—	$248,805	$—		$16,551	$835,355
	2013	$258,000	$—	$145,103	$48,382	$232,200	$—		$16,551	$700,236

(1)	The 2015 salary amounts in the table were prorated to reflect that the executives’ 2015 annual salaries were effective shortly after the beginning of the year and also reflect an additional pay period.

(2)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2015, 2014 or 2013, as applicable. The amounts included in the table for all performance unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all performance unit awards.

As described in the Compensation Discussion and Analysis, we streamlined and expedited our budgeting process during 2015 and moved the long-term incentive grants for 2016 to the October 2015 meeting. This resulted in two sets of our regular program grants during the transition year (2015), which will be a one-time occurrence. As a result, the 2015 amount for each executive includes:

•	the grant date fair value of the February 2015 restricted unit awards and the February 2015 performance unit awards for the 2015-2017 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2015; and also

•	the grant date fair value of the October 2015 restricted unit awards and the October 2015 performance unit awards for the 2016-2018 performance period, which we view as part of the executives’ targeted total direct compensation opportunities for 2016.

The performance period and restricted unit vesting schedule for the October 2015 awards are the same as they would have been had the awards been made in February 2016, and we did not make additional equity grants to the named executive officers in February 2016. The ASC Topic 718 grant date fair values of the 2015-2017 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $1,946,716 (target), $2,920,073 (maximum); Mr. Witherow - $349,441 (target), $524,161 (maximum); Mr. Zimmerman - $660,011 (target), $990,017 (maximum); Mr. Milkie - $220,826 (target), $331,240 (maximum); and Ms. Semmelroth - $176,403 (target), $264,605 (maximum). The ASC Topic 718 grant date fair values of the 2016-2018 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $2,005,488 (target), $3,008,232 (maximum); Mr. Witherow - $513,000 (target), $769,500 (maximum); Mr. Zimmerman - $680,409 (target), $1,020,614 (maximum); Mr. Milkie - $227,373 (target), $341,060 (maximum); and Ms. Semmelroth - $214,491 (target), $321,737 (maximum).

The 2014 amount for each executive includes the grant date fair value of the February 2014 restricted unit awards and the February 2014 functional currency Adjusted EBITDA-based performance unit awards for the 2014-2016 performance period. The 2014 amount for Mr. Ouimet also includes the grant date fair value of his supplemental March 2014 performance-based retention unit award. The ASC Topic 718 grant date fair values of the functional currency Adjusted EBITDA-based 2014-2016 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet - $1,891,823 (target), $2,837,761 (maximum); Mr. Witherow - $336,015 (target), $504,050 (maximum); Mr. Zimmerman - $441,023 (target), $661,535 (maximum); Mr. Milkie - $157,485 (target), $236,255 (maximum); and Ms. Semmelroth- $171,010 (target), $256,515 (maximum). The ASC 718 grant date fair value of Mr. Ouimet’s March 2014 performance-based retention unit award assuming target and maximum level of performance each are $6,329,722.

The 2013 amount for each executive includes the grant date fair value for the February 2013 restricted unit awards and the February 2013 performance unit awards for the 2013-2015 performance period. The ASC Topic 718 grant date fair values of the 2013-2015 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Ouimet—$849,998 (target), $1,274,997 (maximum); Mr. Witherow - $188,002 (target), $282,003 (maximum); Mr. Zimmerman - $228,499 (target), $342,749 (maximum); Mr. Milkie - $125,630 (target), $188,445 (maximum); and Ms. Semmelroth - $96,735 (target), $145,103 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2015, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(3)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit options awarded to the named executive officers in the applicable year. Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2015, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2016. We did not award any options in 2014 or 2015.

(4)	The amounts in column (g) reflect cash incentive awards to the named executive officers for 2015, 2014 and 2013. See the discussion under “Cash Incentive Program Awards and Bonuses” on page 55 for additional information.

(5)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and reflect profit sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. The 2015 profit sharing contributions for each named executive officer were $12,503. The amounts in column (i) also reflect, for each named executive officer for whom the total value of perquisites received in a given year was at least $10,000, the aggregate value of perquisites received in that year. The 2015 amount shown in column (i) for Mr. Ouimet includes the supplemental compensation earned for 2015 under Mr. Ouimet’s employment agreement ($50,000) and the cost of a physical exam. See “Employment Agreements” for additional discussion of Mr. Ouimet’s employment agreement. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see “Compensation Discussion and Analysis - Elements of 2015 Executive Compensation - Retirement Programs” and “Compensation Discussion and Analysis - Elements of 2015 Executive Compensation - Perquisites and Supplemental Compensation.”

(6)	The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. This value is included in column (i) for each named executive officer for whom the total value of perquisites for the year was $10,000 or more. Each named executive officer is responsible for paying income tax on such amount.

(7)	Mr. Ouimet’s 2013 annual salary reflects the mid-year increase in his base salary pursuant to the 2013 amendment to his employment contract.

(8)	The 2015 amount in column (h) reflects the aggregate changes in the actuarial present value of Mr. Milkie’s accumulated benefit under the 2008 Supplemental Retirement Plan. Mr. Milkie’s pension value decreased by $8,949 during 2013.

GRANTS OF PLAN BASED AWARDS TABLE FOR 2015

(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Unit and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Ouimet	2/25/15	$—	$—	$—	17,354	(2)	34,707	(2)	52,061	(2)	—		—	$—	$1,946,716

	10/28/15	$—	$—	$—	17,592	(3)	35,184	(3)	52,776	(3)	—		—	$—	$2,005,488

	2/25/15	$—	$—	$—	—		—		—		23,138	(4)	—	$—	$1,297,810

	10/28/15	$—	$—	$—	—		—		—		23,456	(5)	—	$—	$1,336,992

	—	$839,862	$1,112,400	$1,668,600	—		—		—		—		—	$—	$—
Witherow	2/25/15	$—	$—	$—	3,115	(2)	6,230	(2)	9,345	(2)	—		—	$—	$349,441

	10/28/15	$—	$—	$—	4,500	(3)	9,000	(3)	13,500	(3)	—		—	$—	$513,000

	2/25/15	$—	$—	$—	—		—		—		4,153	(4)	—	$—	$232,942

	10/28/15	$—	$—	$—	—		—		—		6,000	(5)	—	$—	$342,000

	—	$314,080	$416,000	$624,000	—		—		—		—		—	$—	$—
Zimmerman	2/25/15	$—	$—	$—	5,884	(2)	11,767	(2)	17,651	(2)	—		—	$—	$660,011

	10/28/15	$—	$—	$—	5,969	(3)	11,937	(3)	17,906	(3)	—		—	$—	$680,409

	2/25/15	$—	$—	$—	—		—		—		7,845	(4)	—	$—	$440,026

	10/28/15	$—	$—	$—	—		—		—		7,958	(5)	—	$—	$453,606

	—	$415,250	$550,000	$825,000	—		—		—		—		—	$—	$—
Milkie	2/25/15	$—	$—	$—	1,969	(2)	3,937	(2)	5,906	(2)	—		—	$—	$220,826

	10/28/15	$—	$—	$—	1,995	(3)	3,989	(3)	5,984	(3)	—		—	$—	$227,373

	2/25/15	$—	$—	$—	—		—		—		2,624	(4)	—	$—	$147,180

	10/28/15	$—	$—	$—	—		—		—		2,660	(5)	—	$—	$151,620

	—	$208,380	$276,000	$414,000	—		—		—		—		—	$—	$—
Semmelroth	2/25/15	$—	$—	$—	1,573	(2)	3,145	(2)	4,718	(2)	—		—	$—	$176,403

	10/28/15	$—	$—	$—	1,882	(3)	3,763	(3)	5,645	(3)	—		—	$—	$214,491

	2/25/15	$—	$—	$—	—		—		—		2,097	(4)	—	$—	$117,621

	10/28/15	$—	$—	$—	—		—		—		2,509	(5)	—	$—	$143,013

	—	$188,675	$249,900	$374,850	—		—		—		—		—	$—	$—

(1)	These columns show possible payouts under 2015 cash incentive awards that were based on the achievement of the Company and individual performance measures established in February 2015. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of both the Company performance goals and individual performance goals, as applicable. Actual amounts paid with respect to these awards are reported in column (g) of the Summary Compensation Table for 2015. See “Compensation Discussion and Analysis - Cash Incentive Program” and “Narratives to Summary Compensation and Grants of Plan Based Awards Tables - Cash Incentive Program Awards and Bonuses.”

(2)

Amounts reflect a multi-year performance unit award for the January 1, 2015 - December 31, 2017 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA versus specified threshold, target and maximum levels of performance over the three-year period. See “Compensation Discussion & Analysis - Elements of 2015 Executive Compensation - Targeted 2015 Long-Term Incentive Compensation - 2015-2017 Performance Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Performance Unit Awards - Functional Currency Adjusted EBITDA-Based Performance Units.”

(3)	Amounts reflect a multi-year performance unit award for the January 1, 2016 - December 31, 2018 performance period. The threshold, target and maximum potential number of performance units that may be earned is set forth in columns (f), (g) and (h). Payouts will be based on the level of achievement of consolidated functional currency Adjusted EBITDA versus specified threshold, target and maximum levels of performance over the three-year period. See “Compensation Discussion & Analysis - Elements of 2015 Executive Compensation - Targeted 2016 Long-Term Incentive Compensation - 2016-2018 Performance Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Performance Unit Awards—Functional Currency Adjusted EBITDA-Based Performance Units.”

(4)	Amounts reflect time-based restricted units. The February 2015 awards vest ratably over a three-year period beginning in February 2016. See “Compensation Discussion & Analysis - Elements of 2015 Executive Compensation - Targeted 2015 Long-Term Incentive Compensation - February 2015 Restricted Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Restricted Unit Awards.”

(5)	Amounts reflect time-based restricted units. The October 2015 awards vest ratably over a three-year period beginning in February 2017. See “Compensation Discussion & Analysis - Elements of 2015 Executive Compensation - Targeted 2016 Long-Term Incentive Compensation - October 2015 Restricted Unit Awards” and “Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Restricted Unit Awards.”

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment agreements with Messrs. Ouimet, Witherow, Zimmerman and Milkie and Ms. Semmelroth. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the “Compensation Discussion and Analysis” and “Potential Payments upon Termination or Change in Control” sections.

Employment Agreements

We have an employment agreement with Matthew A. Ouimet, our president and chief executive officer, which was last amended and restated in October 2013 and which will terminate December 31, 2016. The agreement increased Mr. Ouimet’s base salary from $850,000 to $900,000 (retroactive to July 1, 2013), which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Ouimet is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2008 Omnibus Incentive Plan, at a level appropriate to his position and performance, as determined by the Board. Per the terms of the employment contract, the target cash incentive award for 2013 was based on the performance metrics established in February 2013 and the targeted cash award was calculated as a blend of 110% of $850,000 and 120% of $900,000, both prorated for actual time the base salaries were in effect for 2013. For 2014, the target cash incentive award was 120% of his base salary. The agreement also provides that for 2015 and thereafter, the maximum annual cash incentive payable by Cedar Fair is 180% of his base salary (which represents 150% of the target) and the minimum payment threshold is 90% of the target performance threshold.

The agreement provides that, if Mr. Ouimet’s employment is terminated in certain situations, he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar year cash incentive compensation awards are to be paid to Mr. Ouimet at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Ouimet generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. Mr. Ouimet’s agreement provides for supplemental compensation at an annual rate of $50,000, payable in monthly installments and for us to cover the cost of an annual physical exam. The employment agreement does not limit the manner in which Mr. Ouimet may spend his supplemental compensation. In addition, Mr. Ouimet is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

We have employment agreements with Mr. Witherow (our executive vice president and chief financial officer), Mr. Zimmerman (our chief operating officer), Mr. Milkie (our executive vice president and general counsel), and Ms. Semmelroth (our executive vice president and chief marketing officer), which we last updated and standardized effective December 12, 2014. The executives’ employment will continue under these employment agreements through December 31, 2017. The agreements will renew automatically for a 24-month period commencing on January 1, 2018 and on every 24-month anniversary thereafter, unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements, which were effective beginning January 2015, are: Mr. Witherow, $416,000; Mr. Zimmerman, $550,000; Mr. Milkie $368,000; and Ms. Semmelroth, $294,000. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2008 Omnibus Incentive Plan, at a level appropriate to his position and performance, as determined by the Board. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. See the “Potential Payments Upon Termination or Change in Control” section for detailed descriptions of those situations and other potential termination and change in control benefits. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his duties in accordance with policies that we maintain from time to time. Each agreement contains noncompetition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Cash Incentive Program Awards and Bonuses

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2015, 2014 and 2013, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year, except for Mr. Ouimet’s 2013 target award opportunity, which was established in February 2013 and later increased in connection with his employment agreement amendment. For 2015, 2014, and 2013, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. Payouts could range from 0% up to a maximum of 150% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established for both the Company and individual portions of the awards. The threshold, target and maximum cash incentive awards for 2015 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan Based Awards Table for 2015. For additional detail regarding our cash incentive award program and the 2015 cash incentive awards (including the percentage of 2015 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels for 2015 for the Company and individual portions of the awards and the payout received as a percentage of base salary for each executive for 2015), see “Compensation Discussion and Analysis - Elements of 2015 Executive Compensation - Cash Incentive Program.” No additional cash bonuses were awarded to our named executive officers for 2015.

Option Grants

We did not award options to our named executive officers in 2014 or 2015. The grant date fair values of the 2013 option awards are set forth in the Option Awards column (f) of the Summary Compensation Table for that year. These options vest in three equal annual installments on the anniversary of the grant date and will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service, as defined in the 2008 Omnibus Incentive Plan. Any outstanding unvested options will vest and become fully exercisable in the event of a change in control, as defined in the 2008 Omnibus Incentive Plan. The named executive officers will become fully vested in any options that are scheduled to vest within eighteen months following certain terminations, and those options will expire thirty calendar days after the vesting date.

Restricted Unit Awards

We made time-based restricted unit grants to our named executive officers in October 2015, February 2015, February 2014, and February 2013. The grant date fair values of these restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The numbers of units granted and grant date fair values of the 2015 awards are set forth in columns (i) and (l) of the Grants of Plan-Based Awards Table. The restricted period on these awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant:	February 2013	February 2014	February 2015	October 2015(1)

Vesting Dates:	Cliff Vest (all units) -	1/3 - February 2015(2)	1/3 - February 2016(2)	1/3 - February 2017
	December 31, 2015(2)	1/3 - February 2016(2)	1/3 - February 2017	1/3 - February 2018

		1/3 - February 2017	1/3 - February 2018	1/3 - February 2019

(1)	Grant moved to October 2015. No additional awards made in February 2016.
(2)	Vested prior to the date of this proxy statement.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units will accumulate distribution equivalents if and to the extent that we make distributions on our units during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of death, disability, retirement and change in control. See the following discussions within the

“Compensation Discussion and Analysis - Elements of 2015 Executive Compensation” section for more information: “- Targeted 2015 Long-Term Incentive Compensation” (and the “- February 2015 Restricted Unit Awards” discussion therein), and “- Targeted 2016 Long-Term Incentive Compensation” (and the “- October 2015 Restricted Unit Awards” discussion therein).

Performance Unit Awards

Functional Currency Adjusted EBITDA-Based Performance Units

We made performance unit awards to each of our named executive officers in October 2015, February 2015, February 2014, and February 2013, which are subject to the level of achievement of cumulative functional currency Adjusted EBITDA versus the target set by the Compensation Committee for the respective performance periods, as follows:

Grant:	February 2013 (1)	February 2014	February 2015	October 2015 (2)
Performance Period:	January 1, 2013 - December 31, 2015	January 1, 2014 - December 31, 2016	January 1, 2015 - December 31, 2017	January 1, 2016 - December 31, 2018

(1)	Earned portion vested prior to the date of this proxy statement.
(2)	Grant moved to October 2015. No additional awards made in February 2016.

Executives are eligible to receive up to 150% of the target number of potential performance units for the applicable performance period. Payouts will be made based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The threshold, target and maximum numbers of units for the named executive officers’ 2016-2018 and 2015-2017 performance unit awards are set forth in columns (f), (g) and (h), respectively, of the Grants of Plan-Based Awards Table for 2015. The grant date fair values of the 2016-2018 and 2015-2017 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are reported in column (l) of the Grants of Plan-Based Awards Table for 2015 and are included in the 2015 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table. The grant date fair values of the 2014-2016 and 2013-2015 performance unit awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2014 and 2013 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively. Distribution equivalents are earned on the number of performance units that become payable if and to the extent we make distributions on our units after the grant date and before the payment date of the award. Awards will be paid after the end of the performance period and by March of the following year. The 2015-2017 and 2016-2018 awards will be paid only in units, and the 2013-2015 and 2014-2016 awards may be paid in the form of units, cash or a combination of both, as determined by the Compensation Committee. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except that awards will be prorated in the event of death, disability or retirement, and that awards will be deemed earned and payable in full at the target level in the event of a change in control. For additional detail regarding the 2016-2018 performance units (including the payout scale for the awards), see “- Targeted 2016 Long-Term Incentive Compensation” (and the “- 2016-2018 Performance Unit Awards” discussion therein) included in the “Elements of 2015 Compensation” portion of the “Compensation Discussion and Analysis.” For additional detail regarding the 2015-2017 performance units (including the payout scale for the awards), see “- Targeted 2015 Long-Term Incentive Compensation” (and the “- 2015-2017 Performance Unit Awards” discussion therein) included in the “Elements of 2015 Compensation” portion of the “Compensation Discussion and Analysis.”

2014 Performance-Based Retention Grant

We made a supplemental performance-based retention unit award to Mr. Ouimet in March 2014 to recognize the key role he has played in the Company’s record-setting growth and unitholder returns in recent years and to incentivize his continued stewardship and focus on the execution of the Company’s strategic plan beyond the current term of his employment agreement. Mr. Ouimet is eligible to receive up to 124,234 potential performance units under the award. The award payout is subject to the achievement of the performance targets set by the Compensation Committee for the January 1, 2014-December 31, 2016 period, and will be based on the level of achievement of the three (3) years total unitholder return compared to our identified peer group during that period and calculated on an annualized basis, as follows:

2014-2016 Total Unitholder Return relative to Peer Group	% of Units Earned
Greater than the Median of the Peer Group	100%
Between the 25th Percentile and Median of the Peer Group	90%
Less than the 25th Percentile of the Peer Group	75%

The performance units earned are payable in units 50% in December 2017 and 50% in December 2018, so long as Mr. Ouimet maintains continuous employment through the identified payment dates. If not, Mr. Ouimet will forfeit any unpaid portion of the award, except in the event of death, disability, or change in control (in which circumstances the award will be subject to proration). The grant date fair value of the 2014 performance-based retention unit award, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, is included in the 2014 amount set forth in the Unit Awards column (e) of the Summary Compensation Table for Mr. Ouimet. The performance units accrue distribution equivalents when we make distributions, which will be paid out in cash in conjunction with the payment of the underlying performance units. The provisions in Mr. Ouimet’s employment agreement providing for the vesting of any equity award made under our omnibus incentive plan that is scheduled to vest or be paid within 18 months after his termination in certain situations or upon a change in control are not applicable to this award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2015

	Option Awards						Unit Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)		(j)

Name	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested # (1)		Market Value of Units That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Ouimet	86,387	—		—	$29.53	3/27/2022	—		—		—		—
	81,661	40,831	(5)	—	$36.95	2/26/2023	—		—		—		—
	—	—		—	—	—	15,541	(7)	$977,957		—		—
	—	—		—	—	—	23,138	(8)	$1,363,175		—		—
	—	—		—	—	—	23,456	(9)	$1,329,134		—		—
	—	—		—	—	—	—		—		124,234	(6)	$7,586,349
	—	—		—	—	—	40,949	(3)	$2,286,577	(3)	—		—
	—	—		—	—	—	—		—		58,667	(4)	$3,275,985	(4)
	—	—		—	—	—	—		—		54,975	(10)	$3,069,795	(10)
	—	—		—	—	—	—		—		17,860	(11)	$997,302	(11)
Witherow	17,786	—		—	$29.53	3/27/2022	—		—		—		—
	18,061	9,031	(5)	—	$36.95	2/26/2023	—		—		—		—
	—	—		—	—	—	2,760	(7)	$173,680		—		—
	—	—		—	—	—	4,153	(8)	$244,674		—		—
	—	—		—	—	—	6,000	(9)	$339,990		—		—
	—	—		—	—	—	9,057	(3)	$505,742	(3)	—		—
	—	—		—	—	—	—		—		10,421	(4)	$581,888	(4)
	—	—		—	—	—	—		—		9,868	(10)	$551,031	(10)
	—	—		—	—	—	—		—		4,569	(11)	$255,133	(11)
Zimmerman	21,953	10,976	(5)	—	$36.95	2/26/2023	—		—		—		—
	—	—		—	—	—	3,622	(7)	$227,926		—		—
	—	—		—	—	—	7,845	(8)	$462,188		—		—
	—	—		—	—	—	7,958	(9)	$450,940		—		—
	—	—		—	—	—	11,008	(3)	$614,684	(3)	—		—
	—	—		—	—	—	—		—		13,676	(4)	$763,693	(4)
	—	—		—	—	—	—		—		18,639	(10)	$1,040,797	(10)
	—	—		—	—	—	—		—		6,060	(11)	$338,390	(11)
Milkie	12,386	—		—	$29.53	3/27/2022	—		—		—		—
	12,069	6,035	(5)	—	$36.95	2/26/2023	—		—		—
	—	—		—	—	—	1,294	(7)	$81,428		—		—
	—	—		—	—	—	2,624	(8)	$154,593		—		—
	—	—		—	—	—	2,660	(9)	$150,729		—		—
	—	—		—	—	—	6,052	(3)	$337,957	(3)	—		—
	—	—		—	—	—	—		—		4,884	(4)	$272,739	(4)
	—	—		—	—	—	—		—		6,237	(10)	$348,250	(10)
	—	—		—	—	—	—		—		2,025	(11)	$113,076	(11)
Semmelroth	9,528	—		—	$29.53	3/27/2022	—		—		—		—
	9,295	4,648	(5)	—	$36.95	2/26/2023	—		—		—		—
	—	—		—	—	—	1,404	(7)	$88,353		—		—
	—	—		—	—	—	2,097	(8)	$123,545		—		—
	—	—		—	—	—	2,509	(9)	$142,172		—		—
	—	—		—	—	—	4,660	(3)	$260,227	(3)	—		—
	—	—		—	—	—	—		—		5,304	(4)	$296,159	(4)
	—	—		—	—	—	—		—		4,982	(10)	$278,198	(10)
	—	—		—	—	—	—		—		1,911	(11)	$106,710	(11)

(1)	Column includes restricted units and 2013-2015 performance units. Performance unit amounts in this column include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)	The market values for the 2013-2015 performance units were calculated by multiplying the closing market price of our units as of December 31, 2015 as reported on the NYSE ($55.84), by the applicable number in column (g). The market values for restricted units were calculated by multiplying the closing market price of our units as of December 31, 2015 by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2015. See “Narratives to Summary Compensation and Grants of Plan Based Awards Table - Restricted Unit Awards” for additional detail.

(3)	Amounts represent performance units awarded in February 2013 that were contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2013 through December 2015. The amounts set forth in column (g) are the actual number of units earned and include the reinvestment in distribution equivalent units of distributions on such number. These awards vested and were paid in March 2016. For additional information regarding these awards, see the “Performance Attained and Vesting of Prior Year (2013-2015) Performance Awards” discussion in the “Compensation Discussion and Analysis” and “Narratives to Summary Compensation and Grants of Plan Based Awards Table - Performance Unit Awards.”

(4)	Amounts represent performance units awarded in February 2014 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2014 through December 2016. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2015. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable, either in cash equivalent, units or a combination of both in March 2017. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2015 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2015. For additional information regarding these awards, see “Narratives to Summary Compensation and Grants of Plan Based Awards Table - Performance Unit Awards.”

(5)	These options that were unvested at fiscal year-end vested and became exercisable on February 26, 2016.

(6)

Amounts represent Mr. Ouimet’s March 2014 performance-based retention units. The number of units to be earned will depend on the level of achievement of our three (3) years annualized total unitholder return compared to our identified peer group during the January 1, 2014 - December 31, 2016 period. The performance units earned are payable in units 50% in December 2017 and 50% in December 2018. The performance units accrue distribution equivalents, which will be paid out in cash in conjunction with the payment of the underlying performance units. The amount set forth in column (i) assumes that the target number of units is earned. Market value reported in column (j) was calculated by multiplying the amount set forth in column (i) by the closing market price of our units as of December 31, 2015, and adding to that the amount of cash distribution equivalents accumulated on the performance-based retention units from the grant date of the award through December 31, 2015. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (j) as all distribution equivalents on the performance based retention units have accrued in cash.

(7)	Amount represents restricted units awarded in February 2014. One-half of these restricted units vested February 26, 2016, and one-half will vest on February 26, 2017. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(8)	Amount represents restricted units awarded in February 2015. One-third of these restricted units vested February 25, 2016, and one-third will vest on February 26 of each of 2017 and 2018. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(9)	Amount represents restricted units awarded in October 2015. One-third of these restricted units will vest on February 27, 2017, February 26, 2018 and February 25, 2019. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(10)	Amounts represent performance units awarded in February 2015 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2015 through December 2017. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such maximum number from the grant date of the award through December 31, 2015. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2018. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2015 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2015. For additional information regarding these awards, see “- Targeted 2015 Long-Term Incentive Compensation” (and the “- 2015-2017 Performance Unit Awards” discussion therein) included in the “Elements of 2015 Compensation” portion of the “Compensation Discussion and Analysis” and “Narratives to Summary Compensation and Grants of Plan Based Awards Table - Performance Unit Awards.”

(11)

Amounts represent performance units awarded in October 2015 that are contingent upon the level of achievement of cumulative functional currency Adjusted EBITDA versus the target during the period from January 2016 through December 2018. The amounts set forth in column (i) assume that the minimum threshold number of units are earned and assume the reinvestment in distribution equivalent units of distributions on such threshold number from the grant date of the award through December 31, 2015. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and will vest and will be payable in units in March 2019. Market value reported in column (j) was calculated by multiplying the threshold number of units and distribution equivalent units through December 31, 2015 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2015. For additional information regarding these awards, see “- Targeted 2016 Long-Term Incentive Compensation” (and the “- 2016-2018 Performance Unit Awards” discussion therein) included in the “Elements of 2015 Compensation” portion of the “Compensation Discussion and Analysis” and “Narratives to Summary Compensation and Grants of Plan Based Awards Table - Performance Unit Awards.”

OPTION EXERCISES AND UNITS VESTED IN 2015

	Option Awards		Unit Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Ouimet	—	$—	28,137 (2)	$1,631,946 (2)
			11,502 (6)	$642,272 (6)
			7,771 (7)	$432,689 (7)
			34,153 (3)	$1,980,872 (3)
			15,237 (4)	$843,041 (4)
			23,874 (8)	$1,329,304 (8)
Witherow	—	$—	9,854 (2)	$571,532 (2)
			2,544 (6)	$142,057 (6)
			1,380 (7)	$76,838 (7)
			4,915 (8)	$273,667 (8)
Zimmerman	21,597	$664,756
			11,965 (2)	$693,970 (2)
			3,092 (6)	$172,657 (6)
			1,812 (7)	$100,892 (7)
			1,524 (4)	$84,304 (4)
			5,969 (8)	$332,354 (8)
Milkie	—	$—	9,150 (2)	$530,700 (2)
			1,700 (6)	$94,928 (6)
			647 (7)	$36,025 (7)
			3,809 (4)	$210,760 (4)
			3,423 (8)	$190,593 (8)
Semmelroth	—	$—	7,038 (2)	$408,204 (2)
			1,309 (6)	$73,095 (6)
			703 (7)	$39,143 (7)
			8,872 (5)	$477,294 (5)
			2,633 (8)	$146,605 (8)

(1)	The amounts in column (d) reflect the total number of phantom units, restricted units, or performance units that vested for each executive in 2015, plus additional units credited as a result of reinvestment of distribution equivalents.

(2)	Reflects the vesting and related value of restricted unit grants made in 2012.

(3)	Reflects the vesting and related value of the second half of the time-based phantom unit grants made in 2011 in connection with Mr. Ouimet’s commencement of employment with the Partnership, plus additional units credited as a result of reinvestment of distribution equivalents. He received 100% of the value in units.

(4)	Reflects the vesting and related value of time-based phantom unit grants made from 2011 through 2012, plus additional units credited as a result of reinvestment of distribution equivalents. Mr. Zimmerman received 100% of the value in units. Messrs. Ouimet and Milkie received 50% of the value in units and 50% in cash.

(5)	Reflects the vesting and related value of the second half of the time-based phantom unit grants made in 2012 in connection with Ms. Semmelroth’s commencement of employment with the Partnership, plus additional units credited as a result of reinvestment of distribution equivalents. She received 60% of the value in units and 40% in cash.

(6)	Reflects the vesting and related value of restricted unit grants made in 2013.

(7)	Reflects the vesting and related value of one-third of the restricted unit grants made in 2014.

(8)	Reflects the vesting and related value of the 2012-2014 performance unit awards, which were paid out at 142% of the target number of performance units as disclosed in our proxy statement last year, plus additional units credited as a result of reinvestment of distribution equivalents. Mr. Witherow and Mr. Zimmerman received 100% of the value in units. Ms. Semmelroth received 60% of the value in units and 40% in cash. Mr. Ouimet and Mr. Milkie received 50% of the value in units and cash.

PENSION BENEFITS FOR 2015

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Ouimet	-	—	$—	$—
Witherow	-	—	$—	$—
Zimmerman	-	—	$—	$—
Milkie	2008 Supplemental Retirement Plan	8	$92,966	$—
Semmelroth	-	—	$—	$—

(1)    The estimated present value amount is based on projected benefits earned through age 62 assuming (i) an annual interest rate of 3.25% and (ii) a discount rate of 5.29%.

We adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) in February 2008 to provide supplemental retirement benefits to certain of our executive officers, and accounts were established and credited in prior years for some of our executive officers under the 2008 SERP. Credits under the 2008 SERP were made on the basis of base salary, with no participant account being credited more than $100,000 in any plan year, and no more than $250,000 being credited in the aggregate to all participant accounts in any plan year. Accounts earn interest at the prime rate of our bank, as adjusted each December.

Mr. Milkie is the only named executive officer for 2015 to participate in the 2008 SERP. Mr. Milkie will become fully vested in his account upon the earliest of his retirement (provided that he has at least twenty years of service with the Partnership), or if while employed by the Partnership, upon his death, disability, or change in control. Distribution of the accrued balance generally will be made as a lump sum amount at the time specified in the plan. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Additional contributions to the 2008 SERP were discontinued in 2011, and we do not intend to have any other executive officers participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that each named executive officer would receive if his employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our 2008 Omnibus Incentive Plan and related award agreements and our supplemental retirement plan. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. The summaries assume that the termination or change in control occurred on December 31, 2015 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2015, which was $55.84 per unit.

Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements and in general. Descriptions of release requirements, restrictions and certain key defined terms are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control under Employment Agreements” and “Incentive Plan and Supplemental Retirement Plan Payments upon a Change of Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•	Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;
•	An amount equal to two times his base salary for Mr. Ouimet (and for the other executives, an amount equal to one times base salary). This amount will be payable:
¡	for Mr. Ouimet, in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or
¡	for the other executives, at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

and will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•	Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;
•	A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•	Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;
•	Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment without cause or his resignation for good reason unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised; and
•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•	Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;
•	Any unpaid cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;
•	A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;
•	Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and
•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Non-Renewal

In certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•	Payment of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;
•	Any unpaid cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;
•	Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;
•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and
•	Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his or her termination of employment unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Mr. Ouimet will qualify for these non-renewal benefits if (i) we are not willing to renew his employment agreement and he has provided a timely renewal notice or we fail to provide a timely renewal notice and he chooses to terminate his employment immediately following the employment period; or (ii) if both parties desire to enter into a new employment agreement, but the new agreement is not executed on or before expiration of the current employment period and Mr. Ouimet’s employment is terminated immediately following expiration. Our other named executive officers will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control Under Employment Agreements,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary (together with accrued and unpaid supplemental compensation for Mr. Ouimet), reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the executives’ respective employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his or her employment agreement, with the non-competition and non-solicitation obligations lasting for a minimum of twelve months (regardless of the reason for termination) or, if longer, for the period in or with respect to which he is receiving severance payments or 18-month continued equity vesting.

Under the employment agreements, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Ouimet, the chief executive officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary (or, for Mr. Ouimet, in the aggregate amount of his base salary and supplemental compensation), or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A; or (iv) a material breach of the employment agreement by us. The events described in (i), (ii) and (iii) will not constitute “good reason” unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

If any named executive officer dies, becomes disabled or retires at age 62 or over while employed by us, any unvested time-based phantom units awarded under our 2008 Omnibus Incentive Plan will be paid in full in a lump sum cash payment within ninety days of the event (or such period of time as required by Section 409A of the Code). All amounts accrued under our 2008 SERP will also become fully vested and payable upon an executive’s death, disability or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our functional currency Adjusted EBITDA-based performance unit awards under the 2008 Omnibus Incentive Plan will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the 2008 Omnibus Incentive Plan will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. Mr. Ouimet’s 2014 performance-based retention award would be payable in a lump sum upon death or separation from service due to disability occurring prior to either or both payment dates, based on the performance through the end of the most recently completed year and with one-half prorated based on the first, and the remainder prorated based on the second, payment date. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control under Employment Agreements

In the event of certain terminations following a change in control, Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie and Ms. Semmelroth will receive benefits and payments in accordance with the terms of their employment agreements. Our incentive plans and our 2008 SERP also contain change-in-control provisions. Each of our incentive plans and employment agreements uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•	a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;
•	a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or
•	a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

All of our employment agreements and our supplemental retirement plans contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. The second trigger under the employment agreements is that the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. The second trigger under our supplemental retirement plans is the occurrence of a separation from service under the plan. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plan (including any successor plan) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2008 Omnibus Incentive Plan under which we have awarded phantom units, restricted units, performance units and unit options contains single trigger change in control provisions.

If we terminate the employment of Mr. Ouimet, Mr. Witherow, Mr. Zimmerman, Mr. Milkie or Ms. Semmelroth without cause or because of a disability within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control)—Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	in lieu of his or her non-change in control severance or base salary continuation, as applicable, the executive will receive severance as follows:
¡	Mr. Ouimet will receive a lump sum amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less US$1; and
¡	each executive other than Mr. Ouimet will receive a lump sum amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less US$1; and
•	the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30 month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, (c) with respect to any multi-year cash bonus, the amount actually paid and (d) for Mr. Ouimet, his annual supplemental compensation. Any lump sum payments made pursuant to the employment agreements in connection with a change in control will be paid within sixty days following the termination, subject to the requirements of Section 409A.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G). If the present value exceeds the cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his employment agreement so that the reduced amount will result in no portion of his payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Incentive Plan and Supplemental Retirement Plan Payments upon a Change in Control

In addition to the payments and benefits outlined above, our incentive plans and our supplemental retirement plans contain change-in-control provisions that may result in payments to participating named executive officers, summarized below. In the event of a change in control:

•	Unless otherwise specified in connection with making a particular award, cash incentive awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned at 100% of the target level in the year of the change in control and will be paid within 30 days following a change in control.
•	Unless otherwise specified in connection with making a particular award, all performance awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned and payable in full and any other restriction shall lapse. Any such performance awards will be paid within 30 days following a change of control. Our outstanding functional currency Adjusted EBITDA-based performance awards will be deemed earned at the target level. The March 2014 performance-based retention award to Mr. Ouimet would be earned based on the performance through the end of the most recently completed year, with one-half of the units prorated based on the first, and the remainder prorated based on the second, payment date.

•	Unless otherwise specified in connection with making a particular award, all restrictions, limitations and other conditions applicable to any “other unit awards” granted under our 2008 Omnibus Incentive Plan, shall lapse and those awards shall become fully vested and transferable. Any such awards will be issued, settled or distributed, as applicable within 30 days following a change in control.
•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.
•	Any outstanding unvested options under the 2008 Omnibus Incentive Plan will vest and become fully exercisable. Option holders may elect to “cash out” any options within 60 days of a change in control for the difference between the price of the option and the fair market value per unit at the time of the election.
•	All amounts accrued by the named executive officers under our Amended and Restated Supplemental Retirement Program and 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Matthew A. Ouimet

The payments that would have been made to Mr. Ouimet upon a termination of his employment or a change in control of the Partnership as of December 31, 2015, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$40,636		$40,636		$40,636		$40,636		$40,636		$40,636		$40,636

Severance	—		1,854,000		927,000		1,854,000		—		—		221,757	(1)

Incentive compensation	635,737	(2)	635,737	(2)	635,737	(2)	635,737	(2)	635,737	(2)	79,537	(3)	635,737	(2)

Unit Options	—		771,291	(4)	771,291	(4)	—		—		771,291		771,291

Restricted units	—		2,329,785	(4)	2,329,785	(4)	3,670,266		3,670,266		3,670,266		3,670,266

Performance units	—		5,562,562	(5)	5,562,562	(5)	8,907,689	(6)	8,907,689	(6)	11,163,317		11,163,317

Benefits

Health benefits	—		17,902		17,902		17,902		17,902		—		44,754

Totals	$676,373		$11,211,913	(7)	$10,284,913	(7)	$15,126,230	(7)	$13,272,230	(7)	$15,725,047		$16,547,758

(1)

Amount was decreased by $5,868,242 to comply with the 280G cap and cutback provision of Mr. Ouimet’s employment agreement. Pre-capped severance amount based on 2014 cash compensation, as defined in employment agreement and described above on pages 70-72, which reflects the salary, target annual cash bonus, and Mr. Ouimet’s annual supplemental compensation for 2014. See “Summary Compensation Table for 2015” for increased 2015 salary versus 2014 and “Grants of Plan Based Awards Table for 2015” for 2015 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2016 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2015 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2015 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)	Amount includes all unexercisable options awarded to Mr. Ouimet in 2013. Amount also includes the restricted units awarded in February 2014, two-thirds of the restricted units awarded in February 2015 and one-third of the restricted units awarded in October 2015. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Ouimet depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future distributions made prior to the payment date.

(5)	Amount includes the performance awards awarded to Mr. Ouimet in 2013 and 2014. This amount is based on the actual number of units earned for the 2013 award, and for the 2014 award assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. The amount represents the value at December 31, 2015 of 99,616 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2014 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments under the 2014 award until the scheduled payment date in 2017, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)	If Mr. Ouimet had died or had become disabled on December 31, 2015, he would be entitled to receive payment in 2016, 2017 and 2018, respectively, as provided in his 2013-2015, 2014-2016, and 2015-2017 functional currency Adjusted EBITDA-based performance unit awards as if he were employed on the applicable payment date and he would be entitled to receive payment within thirty days as provided in his 2014 performance-based retention award. Any such payments from the functional currency Adjusted EBITDA-based performance awards and the 2014 performance-based retention award would be prorated as of December 31, 2015, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Ouimet would receive the maximum number of units. Accordingly, this amount includes the value at December 31, 2015 of 40,949 units (i.e., the actual number of units earned under the 2013 award), 39,111 units (i.e., 2/3 of the maximum units under the 2014 award) and 18,325 units (i.e., 1/3 of the maximum units under the 2015 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. This amount also includes the value at December 31, 2015 of 61,136 units (the prorated portion of the 2014 performance-based retention award assuming a 100% payout as defined in the award agreement), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2014 and 2015 functional currency Adjusted EBITDA-based performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Ouimet would not receive any payments until the scheduled payment dates in 2017 and 2018, respectively, for the 2014 and 2015 functional currency Adjusted EBITDA-based performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4,5, and 6.

Brian C. Witherow

The payments that would have been made to Mr. Witherow upon a termination of his employment or a change in control of the Partnership as of December 31, 2015, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$18,236		$18,236		$18,236		$18,236		$18,236		$18,236		$18,236

Severance	—		416,000		416,000		416,000		—		—		338,347	(1)

Incentive compensation	237,744	(2)	237,744	(2)	237,744	(2)	237,744	(2)	237,744	(2)	29,744	(3)	237,744	(2)

Unit Options	—		170,589	(4)	170,589	(4)	—		—		170,589		170,589

Restricted units	—		450,126	(4)	450,126	(4)	758,344		758,344		758,344		758,344

Performance units	—		1,087,630	(5)	1,087,630	(5)	1,077,345	(6)	1,077,345	(6)	1,602,634		1,602,634

Benefits

Health benefits	—		20,459		20,459		20,459		20,459		—		51,148

Totals	$255,980		$2,400,784	(7)	$2,400,784	(7)	$2,528,128	(7)	$2,112,128	(7)	$2,579,547		$3,177,042

(1)	Amount was decreased by $1,661,652 to comply with the 280G cap and cutback provision of Mr. Witherow’s employment agreement. Pre-capped severance amount based on 2014 cash compensation, as defined in employment agreement and described above on pages 70-72, which reflects the salary and target annual cash bonus for 2014. See “Summary Compensation Table for 2015” for increased 2015 salary versus 2014 and “Grants of Plan Based Awards Table for 2015” for 2015 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2016 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2015 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2015 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)	Amount includes all unexercisable options awarded to Mr. Witherow in 2013. Amount also includes the restricted units awarded to Mr. Witherow in February 2014, two-thirds of the restricted units awarded in February 2015, and one-third of the restricted units awarded in October 2015. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Witherow depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Witherow in 2013 and 2014. This amount is based on the actual number of units earned for the 2013 award, and for the 2014 award assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. The amount represents the value at December 31, 2015 of 19,478 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2014 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments under the 2014 award until the scheduled payment date in 2017, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)	If Mr. Witherow had died or had become disabled on December 31, 2015, he would be entitled to receive payment in 2016, 2017 and 2018, respectively, as provided in his 2013-2015, 2014-2016 and 2015-2017 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2015, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Witherow would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2015 of 9,057 units (i.e., the actual number of units earned under the 2013 award), 6,947 units (i.e., 2/3 of the maximum units under the 2014 award) and 3,289 units (i.e., 1/3 of the maximum units under the 2015 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2014 and 2015 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Witherow would not receive any payments until the scheduled payment dates in 2017 and 2018, respectively, for the 2014 and 2015 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Richard A. Zimmerman

The payments that would have been made to Mr. Zimmerman upon a termination of his employment or a change in control of the Partnership as of December 31, 2015, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$24,110		$24,110		$24,110		$24,110		$24,110		$24,110		$24,110

Severance	—		550,000		550,000		550,000		—		—		458,583	(1)

Incentive compensation	314,325	(2)	314,325	(2)	314,325	(2)	314,325	(2)	314,325	(2)	39,325	(3)	314,325	(2)

Unit Options	—		207,343	(4)	207,343	(4)	—		—		207,343		207,343

Restricted units	—		686,365	(4)	686,365	(4)	1,141,054		1,141,054		1,141,054		1,141,054

Performance units	—		1,378,377	(5)	1,378,377	(5)	1,470,745	(6)	1,470,745	(6)	2,289,471		2,289,471

Benefits

Health benefits	—		21,977		21,977		21,977		21,977		—		54,941

Totals	$338,435		$3,182,497	(7)	$3,182,497	(7)	$3,522,211	(7)	$2,972,211	(7)	$3,701,303		$4,489,827

(1)

Amount was decreased by $2,166,416 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s employment agreement. Pre-capped severance amount based on 2014 cash compensation, as defined in employment agreement and described above on pages 70-72, which reflects the salary and target annual cash bonus for 2014. See “Summary Compensation Table for 2015” for increased 2015 salary versus 2014 and “Grants of Plan Based Awards Table for 2015” for 2015 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2016 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2015 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2015 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)	Amount includes all unexercisable options awarded to Mr. Zimmerman in 2013. Amount also includes the restricted units awarded to Mr. Zimmerman in February 2014, two-thirds of the restricted units awarded in February 2015, and one-third of the restricted units awarded in October 2015. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Zimmerman depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)	Amount includes the performance awards awarded to Mr. Zimmerman in 2013 and 2014. This amount is based on the actual number of units earned for the 2013 award, and for the 2014 award assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. The amount represents the value at December 31, 2015 of 24,684 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2014 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments under the 2014 award until the scheduled payment date in 2017, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)	If Mr. Zimmerman had died or had become disabled on December 31, 2015, he would be entitled to receive payment in 2016, 2017 and 2018, respectively, as provided in his 2013-2015, 2014-2016 and 2015-2017 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2015, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Zimmerman would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2015 of 11,008 units (i.e., the actual number of units earned under the 2013 award), 9,117 units (i.e., 2/3 of the maximum units under the 2014 award) and 6,213 units (i.e., 1/3 of the maximum units under the 2015 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2014 and 2015 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Zimmerman would not receive any payments until the scheduled payment dates in 2017 and 2018, respectively, for the 2014 and 2015 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Duffield E. Milkie

The payments that would have been made to Mr. Milkie upon a termination of his employment or a change in control of the Partnership as of December 31, 2015, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$16,132		$16,132		$16,132		$16,132		$16,132		$16,132		$16,132

Severance	—		368,000		368,000		368,000		—		—		1,289,223	(1)

Incentive compensation	157,734	(2)	157,734	(2)	157,734	(2)	157,734	(2)	157,734	(2)	19,734	(3)	157,734	(2)

Unit Options	—		113,995	(4)	113,995	(4)	—		—		113,995		113,995

Restricted units	—		234,733	(4)	234,733	(4)	386,750		386,750		386,750		386,750

Performance units	—		610,696	(5)	610,696	(5)	635,866	(6)	635,866	(5)	865,394		865,394

Supplemental retirement	—		—		—		92,966		92,966		92,966		92,966

Benefits

Health benefits	—		16,965		16,965		16,965		16,965		—		42,412

Totals	$173,866		$1,518,255	(7)	$1,518,255	(7)	$1,674,413	(7)	$1,306,413	(7)	$1,494,971		$2,964,606

(1)	Amount was decreased by $154,526 to comply with the 280G cap and cutback provision of Mr. Milkie’s employment agreement. Pre-capped Severance amount based on 2014 cash compensation, as defined in employment agreement and described above on pages 70-72, which reflects the salary and target annual cash bonus for 2014. See “Summary Compensation Table for 2015” for increased 2015 salary versus 2014 and “Grants of Plan Based Awards Table for 2015” for 2015 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2016 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2015 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2015 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)	Amount includes all unexercisable options awarded to Mr. Milkie in 2013. Amount also includes the restricted units awarded to Mr. Milkie in February 2014, two-thirds of the restricted units awarded in February 2015, and one third of the restricted units awarded in October 2015. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Mr. Milkie depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)

Amount includes the performance awards awarded to Mr. Milkie in 2013 and 2014. This amount is based on the actual number of units earned for the 2013 award, and for the 2014 award assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. The amount represents the value at December 31, 2015 of 10,936 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2014 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments under the 2014 award until the scheduled payment date in 2017, the value to him of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)	If Mr. Milkie had died or had become disabled on December 31, 2015, he would be entitled to receive payment in 2016, 2017 and 2018, respectively, as provided in his 2013-2015, 2014-2016 and 2015-2017 performance unit awards as if he were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2015, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Mr. Milkie would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2015 of 6,052 units (i.e., the actual number of units earned under the 2013 award), 3,256 units (i.e., 2/3 of the maximum units under the 2014 award) and 2,079 units (i.e., 1/3 of the maximum units under the 2015 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2014 and 2015 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Mr. Milkie would not receive any payments until the scheduled payment dates in 2017 and 2018, respectively, for the 2014 and 2015 performance unit awards, the value to him of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

Kelley Semmelroth

The payments that would have been made to Ms. Semmelroth upon a termination of her employment or a change in control of the Partnership as of December 31, 2015, are as follows:

Executive Benefits and Payments Upon Separation	All Terminations		Termination Other than For Cause or For Good Reason		Termination upon Non- renewal		Disability		Death		Change in Control Only		Termination upon Change in Control
Compensation

Earned but unpaid salary	$12,888		$12,888		$12,888		$12,888		$12,888		$12,888		$12,888

Severance	—		294,000		294,000		294,000		—		—		1,318,124	(1)

Incentive compensation	142,818	(2)	142,818	(2)	142,818	(2)	142,818	(2)	142,818	(2)	17,868	(3)	142,818	(2)

Unit Options	—		87,794	(4)	87,794	(4)	—		—		87,794		87,794

Restricted units	—		218,107	(4)	218,107	(4)	354,070		354,070		354,070		354,070

Performance units	—		556,386	(5)	556,386	(5)	550,399	(6)	550,399	(6)	769,675		769,675

Benefits

Health benefits	—		15,384		15,384		15,384		15,384		—		38,459

Totals	$155,706		$1,327,377	(7)	$1,327,377	(7)	$1,369,559	(7)	$1,075,559	(7)	$1,242,295		$2,723,828

(1)	Severance amount based on 2014 cash compensation, as defined in employment agreement and described above on pages 70-72, which reflects the salary and target annual cash bonus for 2014. See “Summary Compensation Table for 2015” for increased 2015 salary versus 2014 and “Grants of Plan Based Awards Table for 2015” for 2015 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2016 (subject to the 280G cap and cutback provision).

(2)	Amount excludes portion of 2015 cash incentive award paid prior to the assumed termination date.

(3)	Amount represents payout of the 2015 cash incentive award at 100% of the target level less the amount of the award paid prior to the assumed date of the change in control.

(4)	Amount includes all unexercisable options awarded to Ms. Semmelroth in 2013. Amount also includes the restricted units awarded to Ms. Semmelroth in February 2014, two-thirds of the restricted units awarded in February 2015, and one third of the restricted units awarded in October 2015. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award to Ms. Semmelroth depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of restricted units also depends on the value of future distributions made prior to the payment date.

(5)	Amount includes the performance awards awarded to Ms. Semmelroth in 2013 and 2014. This amount is based on the actual number of units earned for the 2013 award, and for the 2014 award assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. The amount represents the value at December 31, 2015 of 9,964 units, which includes the value of distribution equivalents accrued through the assumed termination date. The total units under the 2014 award that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments under the 2014 award until the scheduled payment date in 2017, the value to her of the units would depend on the unit price as of the later applicable payment date and on the value of future distributions made prior to the payment date.

(6)	If Ms. Semmelroth had died or had become disabled on December 31, 2015, she would be entitled to receive payment in 2016, 2017 and 2018, respectively, as provided in her 2013-2015, 2014-2016 and 2015-2017 performance unit awards as if she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2015, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount assumes that all performance metrics are met over the applicable performance period and that Ms. Semmelroth would receive the maximum number of units. Accordingly, this amount represents the value at December 31, 2015 of 4,660 units (i.e., the actual number of units earned under the 2013 award), 3,536 units (i.e., 2/3 of the maximum units under the 2014 award) and 1,661 units (i.e., 1/3 of the maximum units under the 2015 award), plus the value of distribution equivalents accrued on those units through the assumed termination date. The total units under the 2014 and 2015 performance unit awards that would be payable, however, could be lower as a result of performance actually attained. Additionally, as Ms. Semmelroth would not receive any payments until the scheduled payment dates in 2017 and 2018, respectively, for the 2014 and 2015 performance unit awards, the value to her of the units would depend on the unit price as of the later applicable payment dates and on the value of future distributions made prior to the payment dates.

(7)	Total value could be higher or lower depending upon the factors described in footnotes 4, 5, and 6.

DIRECTOR COMPENSATION

The Compensation Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2016 is as follows:

1.	For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.	For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all Directors are to accumulate units equal to four times the annual cash retainer within four years of January 1, 2011 (for Directors serving on the Board at that date) and within four years of becoming a Director (for future Board members). The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in a lump sum in units, or a combination of cash and units, upon the director’s departure from the Board.

Director Compensation for 2015

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2015. The schedule of fees for 2015 was as follows:

1.	For service as a member of the Board, a retainer of $65,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman); and

3.	For service as Chairman of the Board, a fee of $50,000 per annum; for service as Chairman of the Audit Committee of the Board, a fee of $15,000 per annum; and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Eric L. Affeldt	$235,000	$—	$—	$—	$—	$—	$235,000
Gina D. France	$202,000	$—	$—	$—	$—	$—	$202,000
Daniel J. Hanrahan	$69,000	$120,000	$—	$—	$—	$—	$189,000
Tom Klein	$70,000	$120,000	$—	$—	$—	$—	$190,000
D. Scott Olivet	$67,000	$120,000	$—	$—	$—	$—	$187,000
John M. Scott, III	$70,000	$120,000	$—	$—	$—	$—	$190,000
Lauri M. Shanahan	$67,000	$120,000	$—	$—	$—	$—	$187,000
Debra Smithart-Oglesby	$69,000	$120,000	$—	$—	$—	$—	$189,000

(1)	Matthew A. Ouimet, the Partnership’s President and Chief Executive Officer, is not included in this table as he was an employee of the Partnership in 2015 and thus received no compensation for his service as a Director. The compensation to Mr. Ouimet as an employee of the Partnership is shown in the Summary Compensation Table on page 47 and our other Executive Compensation disclosures.

(2)	The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of units awarded to Ms. Smithart-Oglesby and deferred units awarded to Ms. Shanahan and Messrs. Hanrahan, Olivet, Klein and Scott in 2015. For 2015, Ms. Shanahan and Messrs. Hanrahan, Olivet, Klein, and Scott each received their annual equity payment in the form of 2,537 deferred units. As of December 31, 2015, Ms. Shanahan and Messrs. Hanrahan, Olivet and Scott each had 5,068 deferred units outstanding and Mr. Klein had 2,537 deferred units outstanding.

(3)	As of December 31, 2015, no non-employee Director had any options outstanding.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Tom Klein, Chairman

Eric Affeldt

Debra Smithart-Oglesby

Daniel Hanrahan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of Partnership units beneficially owned by each of the Partnership’s Directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current Directors and executive officers as a group as of April 11, 2016, and by each person known by the Partnership to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial		Investment Power		Voting Power (1)		Percentage
Name of Beneficial Owner	Ownership (1)		Sole	Shared	Sole	Shared	of Units (2)

Matthew A. Ouimet	412,453	(3)	363,802	2,000	410,453	2,000	*
Brian C. Witherow	113,818	(4)	101,860	1,734	112,008	1,734	*
Richard A. Zimmerman	140,533	(5)	125,535	—	140,533	—	*
Kelley Semmelroth	46,173	(6)	41,564	—	46,173	—	*
Duffield E. Milkie	74,935	(7)	69,598	281	74,654	281	*
Eric L. Affeldt	20,200		20,200	—	20,200	—	*
Gina D. France	10,525		10,525	—	10,525	—	*
Tom Klein	16,610		13,610	3,000	13,610	3,000	*
John M. Scott, III	15,068		13,328	1,740	13,328	1,740	*
Daniel J. Hanrahan	8,521		8,521	—	8,521	—	*
Lauri M. Shanahan	8,642		8,642	—	8,642	—	*
Debra Smithart-Oglesby	13,292		13,292	—	13,292	—	*
D. Scott Olivet	5,748		5,748	—	5,748	—	*
All Directors and executive officers as a group (17 individuals) (8)	1,096,740		988,398	8,755	1,087,985	8,755	1.9%

*	Less than one percent of outstanding units.

(1)	Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Ouimet, 46,651; Mr. Witherow, 10,148; Mr. Zimmerman, 14,998; Mr. Milkie, 5,056; Ms. Semmelroth, 4,609, and all executive officers and directors as a group (17 individuals) 99,587.

(2)	Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after April 11, 2016, as well as any deferred units the beneficial owner has the right to acquire within 60 days after April 11, 2016, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise as well as any deferred units that the Directors and executive officers as a group have a right to acquire, within 60 days after April 11, 2016, but no exercise of outstanding options covering units held by anyone outside that group.

(3)	Consists of 410,453 units as to which Mr. Ouimet has sole voting power (which includes 154,923 units directly owned by Mr. Ouimet as of April 11, 2016, 46,651 units which are restricted from trading and 208,879 units that Mr. Ouimet has the right to acquire within 60 days of April 11, 2016 through the exercise of options); and 2,000 units for which he has shared voting and investment power.

(4)	Consists of 112,084 units as to which Mr. Witherow has sole voting power (which includes 57,058 units directly owned by Mr. Witherow as of April 11, 2016, 10,148 units which are restricted from trading and 44,878 units that Mr. Witherow has the right to acquire within 60 days of April 11, 2016 through the exercise of options); and 1,734 units for which he has shared voting and investment power.

(5)	Consists of 140,533 units as to which Mr. Zimmerman has sole voting power (which includes 92,606 units directly owned by Mr. Zimmerman as of April 11, 2016, 14,998 units which are restricted from trading and 32,929 units that Mr. Zimmerman has the right to acquire within 60 days of April 11, 2016 through the exercise of options).

(6)	Consists of 46,173 units as to which Ms. Semmelroth has sole voting power (which includes 18,093 units directly owned by Ms. Semmelroth as of April 11, 2016, 4,609 units which are restricted from trading and 23,471 units that Ms. Semmelroth has the right to acquire within 60 days of April 11, 2016 through the exercise of options).

(7)	Consists of 74,654 units as to which Mr. Milkie has sole voting (which includes 39,108 units directly owned by Mr. Milkie as of April 11, 2016, 5,056 units which are restricted from trading and 30,490 units that Mr. Milkie has the right to acquire within 60 days of April 11, 2016 through the exercise of options); and 281 units for which he has shared voting and investment power.

(8)	The unit amounts listed include a total of 407,528 units of limited partner interest which all current directors and executive officers as a group have vested options or deferred equity compensation with the right to acquire within 60 days from April 11, 2016.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units

Neuberger Berman Group LLC Neuberger Berman Investment Advisors LLC Neuberger Berman LLC 605 Third Avenue New York, NY 10158	8,091,195	(1)	14.4%
MSDC Management, L.P. MSD Torchlight Partners, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022	3,812,073	(2)	6.8%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	2,958,500	(3)	5.3%

(1)	Based upon a Schedule 13G/A filing by Neuberger Berman Group LLC, Neuberger Investment Advisers LLC, and Neuberger Berman LLC (collectively, “NB”) on February 9, 2016. On the Schedule 13G/A, NB reported shared voting power over 7,810,990 units and reported shared dispositive power over and aggregate beneficial ownership of 8,091,195 units.

(2)	Based upon a Schedule 13G/A filing by MSDC Management, L.P. and MSD Torchlight Partners, L.P. (collectively, “MSD”) on February 13, 2014. On the Schedule 13G/A, MSD reported shared voting power over, shared dispositive power over and aggregate beneficial ownership of 3,812,073 units.

(3)	Based upon a Schedule 13G filing by Capital Research Global Investors (“Capital Research”) on February 16, 2016. On the Schedule 13G, Capital Research reported shared voting power over, shared dispositive power over and aggregate beneficial ownership of 2,958,500 units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2015 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CMFI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4 and 5 (including amendments to such forms) furnished to the Partnership during and with respect to 2015, except as set forth below, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2015. For 2015, each of the following had one late Form 4 filing, each consisting of one transaction, related to the allowance of Board members to defer their annual equity payment: Mr. Klein, Mr. Scott, Mr. Hanrahan, Ms. Shanahan, Mr. Olivet. For 2015, Ms. Kelley Semmelroth had one late Form 4 filing consisting of one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

Members of the Committee have reviewed and discussed the audited financial statements and internal controls for 2015 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board. The Committee also discussed with Deloitte & Touche LLP their independence from Cedar Fair Management, Inc., and the Partnership and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, which the Audit Committee has received, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Gina D. France, Chairperson

Eric L. Affeldt

Daniel Hanrahan

Debra Smithart-Oglesby

D.Scott Olivet

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Audit Fees

The Partnership was billed by Deloitte $1,093,620 and $1,163,950 for professional services rendered for the 2015 and 2014 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

The Partnership was billed $33,400 for audit-related fees by Deloitte in 2015. The Partnership was not billed for audit-related fees by Deloitte in 2014. Audit-related services principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax Fees

In 2015, the Partnership was billed by Deloitte $199,457 and $143,538 in fees for services related to tax compliance and tax planning, respectively. In 2014, the Partnership was billed by Deloitte $196,448 and $382,674 in fees for services related to tax compliance and tax planning, respectively.

All Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS AND NOMINATIONS FOR THE 2017 ANNUAL MEETING

Any unitholder who wishes to present a proposal other than a nomination at the 2017 annual meeting and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal to the Partnership at its principal executive offices not later than December 28, 2016. Any unitholder who wishes to present such a proposal at the 2017 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 13, 2017 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 13, 2017, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received by the Partnership not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2017 annual meeting is held no earlier than May 9, 2017 and no later than August 7, 2017, any nominations will need to be delivered or received no earlier than March 10, 2017 and no later than April 9, 2017 in order to be timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the Partnership’s proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results, or our beliefs or strategies, to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of the document.

APPENDIX A

CEDAR FAIR, L.P.

2016 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”) is designed to attract and retain outstanding individuals to serve as officers, directors, and employees of Cedar Fair, L.P. (the “Company”) and its Affiliates (the Company and its Affiliates are herein collectively referred to as “Cedar Fair”), and its general partner, Cedar Fair Management, Inc. (“CFMI”), thus enhancing the value of the Company for the benefit of its limited partners. The Plan offers officers and directors (including directors who are not employees of the Company or any Affiliate) an opportunity to acquire a proprietary and vested interest in the growth and performance of Cedar Fair through various Unit and Unit-based awards and provides employees with annual and long-term incentive awards as determined by the Board of Directors of CFMI.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Affiliate” shall mean an employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, using eighty percent (80%) as the percentage of ownership required under such Code sections.

2.2	“Applicable Period” shall have the meaning set forth in Section 13.3.

2.3	“Award” shall mean any Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, Cash Incentive Award or Unrestricted Unit Award granted pursuant to the provisions of the Plan.

2.4	“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee and signed by both the Company or an Affiliate and the Participant.

2.5	“Award Target” shall mean a Participant’s base salary multiplied by the target award percentage.

2.6	“Board” shall mean the Board of Directors of CFMI.

2.7	“Cash Incentive Award” shall mean the award described in Article XII.

2.8	“Cause” shall, unless otherwise provided in an Award Agreement, mean (i) “cause” as defined in an employment agreement between a Participant and Cedar Fair, or (ii) in the absence of an employment agreement definition of “cause”:

(a)	The Participant’s willful and continued failure to perform his or her duties or to follow the lawful direction of his or her supervisor;

(b)	The Participant’s theft, fraud, or dishonesty with regard to Cedar Fair;

(c)	The Participant’s indictment for, conviction of (or pleading guilty or nolo contendere to) a felony or any lesser offense involving fraud, or moral turpitude;

(d)	The Participant’s material violation of Cedar Fair’s Code of Conduct or similar written policies after written notice specifying the failure or breach;

(e)	The Participant’s willful misconduct unrelated to Cedar Fair having, or likely to have, a material negative impact of Cedar Fair (economically or its reputation);

(f)	An act of gross negligence or willful misconduct by the Participant that relates to the affairs of Cedar Fair; and

(g)	A final, non-appealable determination by a court or other governmental body of competent jurisdiction that a material violation by the Participant of federal or state securities laws has occurred.

2.9	“Cedar Fair” shall mean, collectively, the Company and its Affiliates.

2.10	“CFMI” shall mean Cedar Fair Management, Inc., an Ohio corporation.

2.11	“Change in Control” shall mean, except as otherwise set forth in any applicable Award Agreement, a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A (applied by analogy as if the Company were a corporation).

2.12	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.13	“Committee” shall mean the Compensation Committee of the Board, composed of no fewer than three directors, each of whom is a Non-Employee Director, or any other committee or designee of the Board that the Board authorizes to administer the Plan; provided, however, that Awards to, and other determinations with respect to, Participants who are subject to Section 16 of the Exchange Act and the rules and regulations thereunder shall, to the extent practicable, be made by the Board or by a committee of the Board meeting the requirements of Rule 16b-3(d)(1) under the Exchange Act, as from time to time amended or superseded.

2.14	“Company” shall mean Cedar Fair, L.P. a Delaware limited partnership.

2.15	“Disability,” to the extent that any payment under the Plan constitutes “nonqualified deferred compensation” within the meaning of Section 409A that is paid upon a disability, shall mean a “disability” within the meaning of Section 409A.

2.16	“Distribution Equivalent” shall mean any right granted pursuant to Section 15.9.

2.17	“Effective Date” shall mean the date on which the Plan is approved by the Unitholders at the Company’s 2016 annual meeting of Unitholders.

2.18	“Eligible Person” shall mean any key employee of the Company, any Affiliate, or CFMI and any officer or director thereof (including Non-Employee Directors) designated in the sole discretion of the Committee to be eligible to participate in the Plan.

2.19	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.20	“Exercise Period” shall mean with respect to Options, the sixty (60) day period from and after a Change in Control.

2.21	“Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with applicable law, including Section 409A. Fair Market Value with respect to Units shall mean the closing price on the trading day before the applicable date, such as the date of grant or the date of exercise.

2.22	“Good Reason” shall, unless otherwise provided in an Award Agreement, mean (i) “good reason” as defined in an employment agreement between a Participant and Cedar Fair, or (ii) in absence of an employment agreement definition of “good reason” without the Participant’s express consent:

(a)	Any material diminution in the Participant’s responsibilities, authorities or duties;

(b)	Any material reduction in (x) the Participant’s base salary, or (y) target incentive compensation opportunity (except in the event of an across the board reduction in base salary or incentive compensation opportunity applicable to executives of Cedar Fair); or

(c)	A forced relocation of the Participant’s place of employment by the greater of seventy (70) miles or, if greater, the distance constituting a “material change in the geographic location” of the Participant’s place of employment within the meaning of Code Section 409A;

provided, however, that no event described in clause (a), (b), or (c) shall constitute Good Reason unless (A) the Participant has given Cedar Fair written notice of the termination, setting forth the conduct of Cedar Fair that is alleged to constitute Good Reason, within sixty (60) days of the first date on which the Participant has knowledge of such conduct, and (B) the Participant has provided Cedar Fair at least thirty (30) days following the date on which such notice is provided to cure such conduct and Cedar Fair has failed to do so. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period.

2.23	“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

2.24	“Option” shall mean a right granted to a Participant by the Committee under Article VI.

2.25	“Other Unit Award” shall mean any right, interest, or option that is valued in whole or in part by reference to, or are otherwise based on, Units (including securities convertible into Units) granted to a Participant by the Committee pursuant to Article XI, including an Award that may be deferred pursuant to a deferral election described in Schedule A.

2.26	“Participant” shall mean an Eligible Person who is selected by the Committee to receive an Award under the Plan.

2.27	“Performance Award” shall mean any award of Performance Units granted pursuant to Article IX.

2.28	“Performance Period” shall mean that period established by the Committee at the time any Performance Award or, Cash Incentive Award is granted during which any performance goals specified by the Committee with respect to such Awards are to be measured.

2.29

“Performance Unit” shall mean a bookkeeping unit granted pursuant to a Performance Award under Article IX valued by reference to a designated number of Units or other property, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Units, or any combination thereof, upon achievement of performance goals during the Performance Period.

2.30	“Prior Plan” shall mean the Cedar Fair, L.P. 2008 Omnibus Incentive Plan.

2.31	“Restricted Unit” shall mean a Unit with restrictions that the holder must perform substantial services for the Company or an Affiliate and may not sell, transfer, pledge, or assign such Unit and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Unit and the right to receive any cash distributions) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may specify pursuant to Article VIII.

2.32	“Restricted Unit Award” shall mean an award of Restricted Units granted under Article VIII.

2.33	“Retire” or Retirement” shall mean a Separation from Service at or after attainment of age 62.

2.34	“Schedule A” shall mean the Schedule A of the Plan, which contains procedures for deferring those Awards (other than Options and Unit Appreciation Rights) that may be deferred.

2.35	“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service.

2.36	“Separation from Service” shall mean the termination of employment of a Participant or former Participant with the Company and all Affiliates (and, if applicable, with CFMI) that is a “separation from service” within the meaning of Section 409A.

2.37	“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s “specified employee” identification policy, if any.

2.38	“Spread” shall mean, with respect to Options, the amount equal to the amount by which the Fair Market Value per Unit as of the date of exercise shall exceed the Option exercise price.

2.39	“Unit” shall mean a unit of limited partnership interest of the Company.

2.40	“Unit Appreciation Right” shall mean any right granted to a Participant pursuant to Article VII.

2.41	“Unitholders” shall mean the Company’s limited partner unitholders.

2.42	“Unrestricted Unit” shall mean a Unit free of any restrictions or forfeiture risk that shall vest in full upon the grant date or such other date as the Committee may determine.

2.43	“Unrestricted Unit Award” shall mean an award of Unrestricted Units granted under Article X.

ARTICLE III

ADMINISTRATION

3.1	Committee Powers. Subject to Section 3.2, the Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(a)	Select the Eligible Persons to whom Awards may from time to time be granted;

(b)	Determine the type or types of Award to be granted to each Participant;

(c)	Prescribe the form of any notices, agreements, or other instruments relating to Awards;

(d)	For Awards to be settled in Units, determine the number of Units to be covered by each Award granted;

(e)	Determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted;

(f)	Determine whether, to what extent, and under what circumstances Awards may be settled in cash, Units, or other property or canceled or suspended;

(g)	Determine at the time of grant whether, to what extent, and under what circumstances cash, Units, and other property and other amounts payable with respect to an Award (other than Options and Unit Appreciation Rights) shall be deferred either automatically or at the election of the Participant pursuant to Schedule A;

(h)	Interpret and administer the Plan and any instrument or agreement entered into under the Plan;

(i)	Establish, alter, and repeal rules and regulations in accordance with applicable law (including Section 409A) and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(j)	Make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Decisions of the Committee shall be final, conclusive, and binding upon all persons including the Company, any Affiliate, any Participant, any unitholder, and any Eligible Person.

3.2	Delegations. The Committee may delegate any of its authority with respect to Participants who are not subject to Section 16 of the Exchange Act to any other person or persons that it deems appropriate.

3.3	Expenses. The expenses of administration of the Plan shall be borne by the Company, its Affiliates, and CFMI.

3.4	Limitations. The Committee shall not, without the prior approval of the Unitholders or as otherwise provided in Section 5.4, permit the repricing of Options or Unit Appreciation Rights by any method, including by exchanges for other Awards or by cancellation and re-issuance. The Committee shall not provide a tax gross-up to any Participant in connection with any Award.

3.5	Exception to Minimum One (1) Year Vesting and Restriction Period. Notwithstanding anything contained in the Plan to the contrary, Awards up to a maximum of five percent (5%) of the Units available for grant pursuant to Section 5.2 may be granted without regard to a one (1) year vesting or restriction period.

ARTICLE IV

ELIGIBILITY

Except as specifically provided herein, any Eligible Person shall be eligible to be selected as a Participant for a particular Award; provided that any member of the Committee shall not participate in his own selection as a Participant or in the grant of any Award to himself.

ARTICLE V

DURATION OF, AND UNITS SUBJECT TO, PLAN

5.1	Term. Subject to the provisions of Article XIV, the Plan shall remain in effect for ten (10) years after the Effective Date. Awards which are outstanding on the ten (10) year anniversary of the Effective Date (or such earlier termination date as may be established by the Board pursuant to Article XIV) shall continue in accordance with their terms.

5.2	Units Subject to the Plan.

(a)	Subject to adjustment as provided in Section 5.4 of the Plan, the number of Units that shall initially be available for all Awards under this Plan shall be (i) two million five hundred thousand (2,500,000) Units plus (ii) 320,416 Units, the number of Units remaining for grant under the Prior Plan as of the Effective Date, for a total of 2,820,416 Units. Any Units subject to outstanding awards under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Units) shall be available for Awards under this Plan.

(b)	For the purpose of computing the total number of Units available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Units that may be acquired upon exercise or settlement of Awards as of the dates on which such Awards are granted. The Units which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, unexercised at the time of expiration or settled in cash or if the Units subject thereto can otherwise no longer be issued. Further, any Units which are used as full or partial payment to the Company by a Participant of the purchase price upon exercise of an Option shall again be available for Awards under the Plan.

(c)	Units that may be acquired pursuant to Awards under the Plan may be either authorized and unissued Units, issued Units that have been reacquired by the Company or its Affiliates or Units otherwise legally available. No fractional Units shall be issued under the Plan.

(d)	Upon the Effective Date, no further awards shall be granted under the Prior Plan.

5.3	Individual Annual Limits. Notwithstanding any provision in the Plan to the contrary, but subject to adjustment as provided in Section 5.4:

(a)	No Participant may be granted Awards in any one calendar year with respect to more than 300,000 Units.

(b)	Notwithstanding the limitation set forth in Section 5.3(a), the maximum aggregate number of Units associated with an Award in any calendar year to any one Non-Employee Director shall be 10,000 Units.

5.4	Changes in Units. In the event of any merger, reorganization, consolidation, recapitalization, Unit dividend, Unit split, reverse Unit split, spin off, or similar transaction, or other change in legal structure affecting the Units, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class, and kind of Units that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind, and exercise price of Units subject to outstanding Options, Unit Appreciation Rights, or other Awards granted under the Plan, and in the number, class, and kind of Units subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided that the number of Units or other securities subject to any Award shall always be a whole number and provided the Committee shall consider the requirements of Section 409A in making such adjustments and substitutions.

ARTICLE VI

UNIT OPTIONS

6.1	In General. Options may be granted to Participants either alone or in addition to other Awards granted under the Plan; provided that no other Award may have the effect of reducing the exercise price of an Option. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed, for each Option, the identity of the Participant, the maximum number of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

Any Option granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

6.2	Exercise Price. The exercise price per Unit purchasable under an Option shall never be less than the Fair Market Value of a Unit on the date of grant of the Option.

6.3	Number of Optioned Units. The number of Units subject to an Option shall be fixed on the date of grant of the Option.

6.4	Term. The term of each Option shall be fixed on the date of grant of the Option.

6.5	Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant or as provided in a separate employment or other agreement with a Participant; provided that any extension of an Option shall result in exercise no later than the earlier of the latest date upon which the Option would have expired by its original terms or the ten (10) year anniversary of the date of grant of the Option; and provided further, that no portion of an Option awarded to a Participant shall become vested and exercisable earlier than one (1) year after the date of grant.

6.6

Method of Exercise.  Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times as specified in the Award Agreement or in a separate employment or other agreement with the Participant. The Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Units, or other consideration (including, where permitted by law and the Committee, vested Awards) having a

Fair Market Value on the exercise date equal to the total Option price, or by any combination of cash, Units, and other consideration as specified in the applicable Award Agreement.

6.7	No Deferral Feature. No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of gain until the later of the exercise or disposition of the Option or the time the Units acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

ARTICLE VII

UNIT APPRECIATION RIGHTS

7.1	In General. The Committee may grant a Participant Unit Appreciation Rights, which permit the Participant to receive, upon exercise, the excess of the Fair Market Value on the date of exercise over the exercise price for the number of Units underlying the Unit Appreciation Right exercised. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed, for each Unit Appreciation Right, the identity of the Participant, the maximum number of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant. Unit Appreciation Rights may be granted to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Article VI.

Any Unit Appreciation Right granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Unit Appreciation Rights need not be the same with respect to each recipient. Any such Unit Appreciation Right shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

7.2	Unit Appreciation Rights Related to Options. Any Unit Appreciation Right related to an Option shall be granted at the same time the Option is granted and shall terminate and no longer be exercisable upon the termination or exercise of the related Option; provided that a Unit Appreciation Right granted with respect to less than the full number of Units covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Units not covered by the Unit Appreciation Right. Any Option related to any Unit Appreciation Right shall no longer be exercisable to the extent the related Unit Appreciation Right has been exercised.

7.3	Exercise Price. The exercise price per Unit subject to a Unit Appreciation Right shall never be less than the Fair Market Value of the Unit on the date of grant.

7.4	Number of Unit Appreciation Rights. The number of Units subject to a Unit Appreciation Right shall be fixed on or before the date of grant.

7.5	Term. The term of each Unit Appreciation Right shall be fixed on the date of grant.

7.6	Exercisability. Unit Appreciation Rights shall be exercisable at such time or times as determined by the Committee at or subsequent to grant or as provided in a separate employment or other agreement with a Participant; provided that any extension of a Unit Appreciation Right shall result in exercise no later than the earlier of the latest date upon which the Unit Appreciation Right would have expired by its original terms or the ten (10) year anniversary of the date of grant; and provided further, that no portion of a Unit Appreciation Right awarded to a Participant shall become vested and exercisable earlier than one (1) year after the date of grant.

7.7	Compensation Upon Exercise. The compensation payable upon exercise of a Unit Appreciation Right shall not be greater than the excess of the Fair Market Value of a Unit on the date of exercise over the Fair Market Value of a Unit on the date of grant times the number of Units underlying the Unit Appreciation Right exercised. Any payment by the Company in respect of such right may be made in a lump sum in cash, Units, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine within thirty (30) calendar days of exercise; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment.

7.8	No Deferral Feature. No Unit Appreciation Right shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the Unit Appreciation Right.

ARTICLE VII

RESTRICTED UNIT AWARDS

8.1	In General. Restricted Unit Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Restricted Unit Awards need not be the same with respect to each recipient. Restricted Unit Awards may be issued to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Notwithstanding the foregoing, Restricted Unit Awards to Participants shall have a vesting and restriction period of at least one (1) year.

8.2	Registration During Restriction. Restricted Units may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a Unit certificate or certificates. In the event any Unit certificate is issued in respect of Restricted Units awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

8.3	Forfeiture. Except as otherwise determined by the Committee at or subsequent to the time of grant or as specified in the applicable Award Agreement or in a separate employment or other agreement with a Participant, upon a Participant’s termination of employment for any reason during the restriction period, all Restricted Units still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant’s Retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Units.

8.4	Delivery of Units. Units shall be delivered to the Participant promptly after the expiration of the restriction period.

ARTICLE IX

PERFORMANCE AWARDS

9.1

In General.  Performance Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The performance criteria to be achieved during any Performance Period (which may relate to one or more fiscal years, or a portion thereof, of the Company or an Affiliate), and the time and form of payment of Performance Awards shall be determined and specified by the Committee upon the grant of each Performance Award.

Performance Awards may be granted to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Notwithstanding the foregoing, Performance Awards to Participants shall have a Performance Period of at least one (1) year.

9.2	Determination of Award. Determination of the performance levels achieved for each Performance Period and the amount of the Performance Award to be distributed to a Participant shall be conclusively determined by the Committee.

9.3	Payment of Awards. Payment to a Participant who remains employed with Cedar Fair through the end of the applicable Performance Period (or through the applicable payment date(s), if required under the Award terms, Award Agreement or other agreement with a Participant) shall be made in accordance with this Section 9.3. Performance Awards may be paid in cash, Units, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to Section 9.6 and the terms of the Award Agreement or other agreement with a Participant at the date of grant, Performance Awards shall be paid in a lump sum on or before the last day of the 2-1/2 month period following the end of the employing entity’s fiscal year that coincides with or immediately follows the end of the Performance Period. Under the terms of an Award Agreement, the Committee may, as an alternative to a lump sum, specify at the time of grant that a Performance Award will be paid in a specific number of annual or quarterly installment payments to begin at a specified date; provided that Section 9.6 shall apply to Specified Employees.

9.4	Death. Subject to the terms of the Award Agreement or other agreement with a Participant at the date of grant, payment to a Participant who dies during employment with the Company or an Affiliate shall be prorated and made after the end of the Performance Period as provided in Section 9.3; provided that no six-month delay shall apply even if the deceased Participant was a Specified Employee.

9.5	Retirement. Subject to Section 9.6 and the terms of the Award Agreement or other agreement with a Participant at the date of grant, payment to a Participant upon Retirement from the Company or an Affiliate shall be prorated and made after the end of the Performance Period as provided in Section 9.3.

9.6	Payment to Specified Employees. Notwithstanding anything to the contrary in Section 9.3, Performance Awards payable upon a Separation from Service (including Retirement) of a Specified Employee during the six-month period following such Separation from Service, to the extent such Awards constitute “nonqualified deferred compensation” within the meaning of Section 409A, shall not be paid or issued until:

a.	If payable in a lump sum, the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment.

b.

If payable in annual installment payments, the installment for the first year shall be made in the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment), and all subsequent installments shall be made within the thirty- (30-)day period commencing with the first day of each subsequent anniversary of the Participant’s Separation from Service (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment). Each annual installment shall be calculated by multiplying the remaining Performance Award (plus deemed earnings, if any) as of the end of the month immediately preceding the month of payment by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual installments to be paid.

9.7	No Acceleration. Except as permitted under Section 409A and Schedule A, no acceleration of the time and form of payment of a Performance Award shall be permitted.

9.8	Forfeitures. Except as determined by the Committee in compliance with Section 409A at or subsequent to the time of grant (or as provided in the applicable Award Agreement or in a separate employment or other agreement with a Participant), a Participant who, before the end of the relevant Performance Period, incurs a Separation from Service for any reason other than death or Retirement, shall forfeit any unpaid Performance Award.

ARTICLE X

UNRESTRICTED UNIT AWARDS

Subject to the requirements of Section 3.5, the Committee may, in its sole discretion, grant Unrestricted Units to any Participant in respect of services rendered or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such participant. Unrestricted Unit Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan.

ARTICLE XI

OTHER UNIT AWARDS

11.1	In General. Other Unit Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan. Other Unit Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Other Unit Awards need not be the same with respect to each recipient. Notwithstanding the foregoing, Other Unit Awards shall have a vesting or restriction period of at least one (1) year.

11.2

Terms And Conditions.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom and the time or times at which such Awards shall be made, the number of Units to be granted pursuant to such Awards, and all other conditions of the Awards; provided that the time and form of payment (e.g., lump sum or installments over a fixed number of years beginning on a specified date) shall be specified at the time the Other Unit Award is granted. Other Unit Awards payable upon a Separation from Service (including Retirement) of a Specified Employee during the six-month period following such Separation from Service, to the extent they constitute “nonqualified deferred compensation” within the meaning of Section 409A, shall not be paid or issued until the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. Units (including securities convertible into Units) granted under this Article XI may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Units (including securities convertible into Units) purchased pursuant to a purchase right awarded under this Article XI shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Units or other securities as of the date such purchase right is awarded. Other Unit Awards may be paid in Units, other securities of the Company, cash, or any other form of property as the Committee shall determine.

11.3	No Acceleration. Except as permitted under Section 409A, no acceleration of the time and form of payment of an Other Unit Award shall be permitted.

ARTICLE XII

CASH INCENTIVE AWARDS

12.1	In General. Cash Incentive Awards may be payable to Participants based upon a Participant’s base salary, a target award percentage, and performance measures to be assessed during a Performance Period, as determined by the Committee in its discretion. The performance measures and the Performance Period shall be established by the Committee in writing either before the beginning of the Performance Period, or within the first ninety (90) days of the Performance Period if the Performance Period is at least one (1) year and Section 409A applies to the Cash Incentive Award. A Participant shall have no right to a Cash Incentive Award until it is actually paid.

12.2	Award Target. Target award percentages shall be determined by the Committee in its discretion, and shall be subject to discretionary adjustment as provided in Section 12.6. A Participant’s base salary multiplied by the target award percentage is referred to as the Award Target.

12.3	Performance Measures. The Committee shall establish reasonable performance measures, with such multiple levels of performance and such relative weights as the Committee may determine and which may or may not be readily quantifiable, for the Performance Period for each Participant in the Plan. Performance measures for a Participant may be the same as, or different from, the performance measures established by the Committee for other Participants and may include individual performance measures that are specific to that Participant and/or performance measures determined on a Company, Affiliate, business unit, management function, or other basis, in such combination as the Committee determines to be reasonable under the circumstances.

12.4	Performance Period. A Performance Period may be equal to, more than, or less than a full fiscal year of the Company or an Affiliate, but in no event less than one fiscal quarter.

12.5	Determination of Award. A Participant’s Cash Incentive Award will be determined by the extent to which the Participant’s individual performance measures, if any, are judged to be achieved for the applicable Performance Period by the Committee, as adjusted to reflect the relative weights determined by the Committee for the respective performance measures for the Company, Affiliate, business unit, management function, or other basis. In its discretion based on factors it deems relevant, the Committee may adjust a Participant’s Cash Incentive Award for a Performance Period up or down from the payout the Participant would otherwise receive based solely on achievement of performance measures, but, except as provided in Section 12.6, in no event may any upward adjustment result in a Cash Incentive Award in excess of the Award Target. No Cash Incentive Award shall be payable under the Plan to a Participant if none of the Participant’s performance measures for the applicable Performance Period are met.

12.6

Award Adjustments.  Notwithstanding Section 12.5, if the performance measures applicable to a Participant for the applicable Performance Period are achieved at a level greater than that which, subject to the Committee’s discretion in adjusting Cash Incentive Awards as provided in Section 12.5, would permit the Participant to receive a Cash Incentive Award at the Award Target, the Committee, in its discretion based on factors it deems relevant, may increase the Participant’s Cash Incentive Award for the applicable Performance Period to an amount not in excess of two hundred percent (200%) of the Award Target.

In its sole discretion, the Committee may, but is not required to, make an adjustment pursuant to this Section 12.6 in a Participant’s Cash Incentive Award to take into account:

(a)	Acquisitions and investments closed or completed during the applicable Performance Period that were not already taken into account in the Participant’s Cash Incentive Award for such period;

(b)	The effect of any major change in accounting principles during the applicable Performance Period; and/or

(c)	The effect of any major reorganization within the Company or any Affiliate during the applicable Performance Period.

12.7	Limitation on Awards. Notwithstanding any other provision of this Article XII, the aggregate amount of all Cash Incentive Awards paid for an applicable Performance Period shall not exceed the limits, if any, imposed on the payment of cash bonuses under the Company’s Sixth Amended and Restated Agreement of Limited Partnership, as heretofore or hereafter amended or restated.

12.8	Payment of Cash Incentive Award. Except as otherwise provided in Sections 12.9, 12.10, 12.11, and 12.12, a Cash Incentive Award for a particular Performance Period shall be paid in a lump sum at the following time:

(a)	If the Performance Period consists of one fiscal quarter that is the first, second, or third fiscal quarter but not the fourth fiscal quarter, the payment date shall be a date within the first 2-1/2 months immediately following the end of such fiscal quarter;

(b)	If the Performance Period consists of one fiscal quarter that is the fourth fiscal quarter, the payment date shall be a date within the first 2-1/2 months of the immediately following fiscal year;

(c)	If the Performance Period consists of two or three consecutive fiscal quarters that include the first, second, or third fiscal quarters but not the fourth fiscal quarter, the payment date shall be a date within the first 2-1/2 months that immediately following the end of the Performance Period;

(d)	If the Performance Period consists of two or three consecutive fiscal quarters that end with the fourth fiscal quarter, the payment date shall be a date within the first 2-1/2 months of the immediately following fiscal year;

(e)	If the Performance Period consists of a fiscal year, the payment date shall be a date on or before the end of the 2-1/2 month period following the end of the employing entity’s fiscal year that coincides with or immediately follows the end of the applicable Performance Period;

(f)	If the Performance Period consists of more than one fiscal year, the payment date shall be the applicable date based upon the final quarter of the Performance Period as provided in (a) through (e) above.

No Further Deferral; No Acceleration.  In no event shall any payment be made in a fiscal year later than the fiscal year as provided in this Section 12.8(a) through (f). In no event shall any payment that is “nonqualified deferred compensation” be accelerated except in compliance with Section 409A.

12.9	Retirement. Subject to the Award terms or an employment or other agreement with a Participant at or, in compliance with Section 409A, subsequent to the Award date, if a Participant Retires before the end of a Performance Period, his Cash Incentive Award shall be prorated; provided that:

(a)	Payment is made no earlier than in the normal course in accordance with Section 12.8; and

(b)	In the event a Participant is a Specified Employee at the time he Retires, to the extent that payment would constitute “nonqualified deferred compensation” within the meaning of Section 409A, any Cash Incentive Award payable during the six-month period following such Retirement shall be paid at the later of:

(i)	The thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Retirement; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment; or

(ii)	The time specified in accordance with Section 12.8.

12.10	Death. Subject to the Award terms or an employment or other agreement with a Participant at or, in compliance with Section 409A, subsequent to the Award date, if a Participant dies during employment with Cedar Fair, his Cash Incentive Award shall be prorated and paid at the Award Target within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

12.11	Forfeitures.

(a)	Separation from Service. Subject to the Award terms or an employment or other agreement with a Participant at or, in compliance with Section 409A, subsequent to the Award date, and except as provided in Sections 12.9 (Retirement) and 12.10 (Death), Participants who incur a Separation from Service shall forfeit their entire Cash Incentive Award, unless:

(i)	The Committee determines irrevocably prior to the applicable fiscal year that contains the first quarter of a Performance Period that payments will be prorated and paid in accordance with Section 12.8 upon Separation from Service for any reason; or

(ii)	The Committee determines that the Cash Incentive Award for a particular Performance Period will not constitute nonqualified deferred compensation within the meaning of Section 409A.

(b)	Competition; Confidentiality. A Participant shall forfeit any unpaid Cash Incentive Award, as well as any unpaid awards deferred under Schedule A, if the Committee determines that the Participant, without the prior written consent of the Company, has engaged in any of the following activities:

(i)	Rendering services to an organization, or engaging in a business, that is, in the sole judgment of the Committee, in competition with the Company or any Affiliate, or

(ii)	Disclosing to anyone outside of the Company or any Affiliate, or using for any purpose other than the Company’s or an Affiliate’s business, any material confidential information or material relating to the Company or any Affiliate, whether acquired by the Participant during or after employment with the Company and/or any Affiliate.

The Committee may, in its discretion and as a condition to the payment of a Cash Incentive Award, require a Participant to acknowledge in writing that he has not engaged in any activities referred to in this Section 12.11(b).

12.12	Deferral. The Committee may permit Participants to defer the payment of some or all of their Cash Incentive Awards in accordance with the requirements of Schedule A of the Plan.

ARTICLE XIII

CHANGE IN CONTROL PROVISIONS

13.1	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award Agreement, or unless otherwise provided in the Award terms or an employment or other agreement with a Participant at or, in compliance with Section 409A, subsequent to the Award date, in the event of a Change in Control:

(a)	Any Options and Unit Appreciation Rights that are outstanding as of the date such Change in Control occurs and that are not then exercisable and vested shall become fully exercisable and vested upon the Participant’s termination of employment with Cedar Fair without Cause or for Good Reason during the Applicable Period to the full extent of the original grant.

(b)	The restrictions and limitations applicable to any Restricted Unit shall lapse, and such Restricted Unit shall become free of all restrictions and limitations and become fully vested and transferable upon the Participant’s termination of employment with Cedar Fair without Cause or for Good Reason during the Applicable Period to the full extent of the original grant.

(c)	All Performance Awards shall be considered to be earned and payable in full (at the Award Target level), and any other restriction shall lapse, and such Performance Awards shall be immediately settled or distributed in a lump sum within thirty (30) days following the Participant’s termination of employment with Cedar Fair without Cause or for Good Reason during the Applicable Period; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

(d)	The restrictions, limitations, and other conditions applicable to any Other Unit Awards shall lapse, and such Other Unit Awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant upon the Participant’s termination of employment with Cedar Fair without Cause or for Good Reason during the Applicable Period. Such Awards shall be issued, settled, or distributed (as applicable) in a lump sum within thirty (30) days following such termination of employment; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

(e)	All Cash Incentive Awards will be deemed to have been earned as if the target achieved were one hundred percent (100%) upon the Participant’s termination of employment with Cedar Fair without Cause or for Good Reason during the Applicable Period. Any such Cash Incentive Award shall be paid to the Participant in a lump sum within thirty (30) days following such termination of employment; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

13.2	Cash-Out. Notwithstanding any other provision of the Plan, a Participant holding an Option shall have the right (whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Units being purchased under the Option, during the sixty- (60-) day period from and after a termination of employment described in Section 12.1 above (the “Exercise Period”), by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within thirty (30) days of such notice, in an amount equal to the amount by which the Fair Market Value per Unit on the date of such election shall exceed the Option price (the “Spread”) multiplied by the number of Units under the Option being exercised (cashed out).

13.3	Applicable Period. For purposes of this Article XIII and unless otherwise provided in the Award Agreement, the term “Applicable Period” means the twenty-four (24) month period ending on the second year anniversary of a Change in Control.

ARTICLE XIV

AMENDMENTS AND TERMINATION

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent. The Committee may amend the terms of any Award, prospectively or retroactively; provided that no such amendment shall impair the rights of a Participant, if any, without his consent and provided further that the Committee shall consider the impact of such amendment under Section 409A. Termination of the Plan shall not affect the Committee’s ability to exercise powers granted to it with respect to Awards granted under the Plan prior to the date of such termination.

ARTICLE XV

GENERAL PROVISIONS

15.1	Nontransferability. Unless the Committee determines otherwise at the time the Award is granted (taking into consideration the impact of the Code, including without limitation Code Section 83 and Section 409A), no Award and no Units that have not been issued or as to which any applicable restriction, performance, or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. An Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

15.2	Term of Award. The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee at the time of grant in accordance with the terms of the Plan.

15.3	No Right to Grant; No Uniformity. No Eligible Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons under the Plan.

15.4	Award Agreement. An Eligible Person shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an Award Agreement and delivered a fully executed copy thereof to the Company and otherwise complied with the applicable terms and conditions.

15.5	Adjustments to Awards. The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate; provided that the Committee considers the impact of such adjustments under Section 409A.

15.6	Competition. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

15.7	Delivery of Units. All certificates for Units delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Units are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.8	Deferral Procedures. The Committee shall be authorized to establish procedures, as provided in Schedule A hereto, pursuant to which the payment of any Award other than an Option or a Unit Appreciation Right may be deferred.

15.9	Earnings on Awards. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) other than an Option or a Unit Appreciation Right may, if so determined by the Committee at the time of grant, be entitled to receive, currently or on a deferred basis, interest or distributions, or interest or distribution equivalents, with respect to the number of Units covered by the Award, as determined by the Committee, in its sole discretion (“Distribution Equivalents”), and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Units or otherwise reinvested.

15.10	Payment for Award. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration for more than the rendering of services.

15.11	Taxes. The Company shall be authorized to report income with respect to an Award and to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Units.

15.12	Other Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to unitholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.13	Applicable Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

15.14	Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

15.15	Application of Foreign Law. Awards may be granted to Eligible Persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy; provided that such terms and conditions shall be set forth in writing as an appendix to the Plan. The Committee also may impose conditions at the time of grant on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Eligible Persons on assignments outside their home country.

15.16	Section 409A. To the extent applicable, the Company intends that this Plan comply with Section 409A, and this Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, the Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to this Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service, then any such payments shall be made within the period of time provided in the Plan specifically applicable to the type of Award. Neither the Company, its affiliates, or CFMI, nor any employee, director or representative thereof, shall have any liability to Participants with respect to this Section 15.16 or Section 409A.

15.17	Unitholder Approval. The Company shall obtain Unitholder approval of the Plan and any Plan amendment to the extent necessary or desirable to comply with applicable laws. Such Unitholder approval shall be obtained in the manner and to the extent required under applicable laws.

15.18	No Right to Continued Employment. Neither the Plan, the grant of an Award, nor any other action related to the Plan shall confer upon any individual any right to continue in the service of Company or an Affiliate as an employee or director affect in any way with the right of the Company or an Affiliate to terminate an individual’s employment or service at any time.

15.19

Unfunded Plan.  The Plan shall be unfunded, and the Company, its Affiliates, and CFMI shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company, any Affiliate, or

CFMI and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of the Company, any Affiliate, or CFMI, including, without limitation, any specific funds, assets, or other property which the Company, any Affiliate, or CFMI in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to Units or other amounts, if any, payable under the Plan, unsecured by any assets of the Company, any Affiliate, or CFMI. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any amounts to any person.

15.20	Beneficiary Designation. The Committee may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement or payment of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.

15.21	Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

15.22	Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

15.23	Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

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SCHEDULE A

TO THE

CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN

If the Committee so determines in compliance with Section 409A, Participants may elect to defer Awards pursuant to this Schedule A. Notwithstanding any other provision of this Schedule A or the Plan, compensation upon the exercise of an Option or a Unit Appreciation Right cannot be deferred.

A.1.	Definitions

(a)          “Performance-Based Compensation” shall mean compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or if the outcome is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

A.2.	Deferral Elections

A Participant’s election to defer shall be made pursuant to a written or electronic form and shall specify the percentage of Award being deferred in accordance with Section A.4 and the time and form of payment in accordance with Section A.6. The deferral election, including the election of the time and form of payment, shall be irrevocable as of the dates specified in Section A.3. Pursuant to Section A.6, a Participant may make a subsequent election to delay payment and change the form of payment of a deferral.

A.3.	Timing of Deferral Elections

(a)          Award That Is Not Performance-Based Compensation.  In the case of an Award that is not Performance-Based Compensation, a Participant may, not later than the December 31 immediately preceding the calendar year in which the service period for the Award begins, elect to defer all or a portion of the Award. Such election shall be irrevocable as of the end of each December 31 with respect to an Award payable for services to be performed in the immediately following calendar year (or such longer period related to the Award) for which an election has been made.

(b)          Award That Is Performance-Based Compensation.  In the case of an Award that is Performance-Based Compensation, a Participant may, not later than six (6) months before the end of the Performance Period, elect to defer all or a portion of the Award; provided that:

(i)	The Participant has continuously performed services from the later of the beginning of the Performance Period or the date the performance criteria are established through the date the election is made; and

(ii)	In no event shall such election be made after such compensation has become readily ascertainable.

(c)          First Year of Eligibility.  If a Participant has not previously been eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified account balance plans of the Company and of any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such year is in fact the first year of eligibility, as well as the rules of Treasury Regulation Section 1.409A-2(a)(7)(ii)), such Participant may commence participation in the Plan within thirty (30) days of becoming “first eligible.” For purposes of the Plan, an Eligible Employee is “first eligible” to participate in the Plan beginning on the forty-fifth (45th) day after being selected to participate in the Plan and can defer an Award (or potential Award) only after the later of such forty-fifth (45th) day or the date (within the thirty- (30-) day period) that he submits his deferral election form to the Committee.

A.4.	Amount of Deferrals

(a)          Participation for Entire Performance Period.  The amount to be deferred shall be irrevocably specified in the Participant’s deferral election form as a percentage of the Award. In the case of participation for the full performance period, the minimum amount that can be deferred from any type of Award shall be ten percent (10%) and the maximum percentage shall be one hundred percent (100%).

(b)          Participation for Less Than Full Performance Period.  If a Participant has participated for less than the full Performance Period and is permitted to make a deferral election under Section A.3(c), the minimum deferral shall be limited and calculated as follows: the total Award for the Performance Period shall be multiplied by the ratio of (A) the number of days remaining in the Performance Period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the Performance Period, and that amount shall be multiplied by the percentage elected pursuant to (a) above.

A.5.	Establishment of Accounts.

(a)          Establishment of Accounts.  An account shall be established for each Participant who defers an Award under this Schedule A (“Account”). Deferred Awards attributable to a Participant’s deferral elections shall be allocated to the Participant’s Account at the time that such Award would otherwise have been paid had no election to defer been made.

To facilitate the operation of this Schedule A, the Committee may direct the establishment and maintenance of sub-accounts within a Participant’s Account. Accounts shall continue to be maintained until paid out pursuant to the terms of this Schedule A.

(b)          Deemed Investments.  The Committee, in its discretion, may specify certain investments, including one or more investment options under a qualified plan maintained by the Company or an Affiliate, and may invest amounts deferred under the Plan in such investments (collectively, the “investment options”) at their then current fair market value. The Committee is not obligated to make these or any other particular investment options available or, if made available at any one time, to continue to make them available. All investments shall at all times continue to be a part of the Company’s or Affiliate’s or CFMI’s general assets for all purposes. A Participant will have no rights as a shareholder, including voting rights, with respect to the investment options representing his Account.

If the Committee makes any investment options available to Participants, each Participant may be permitted to direct how his Account is invested among the investment options at the time deferral elections are made. The Committee may also allow Participants to change or reallocate investment options for their Accounts, from time to time. If applicable, the Committee will deem a Participant’s Accounts to be invested in accordance with the Participant’s directions as soon as practicable after the Committee has deemed such amount to have been earned. Any deemed purchases shall be at the then current fair market value.

(c)          Earnings and/or Losses.  At least once each calendar year while a Participant has a credit balance in his Account, the Committee shall credit Accounts with earnings and/or losses, if any, for the period since the last such crediting and determine the value of each Participant’s Account at such time. The earnings and/or losses may either be credited on the basis of the earnings and/or losses allocable to the Participant’s directed portion of the investment options, if any, Units, or a predetermined reasonable interest rate, as specified by the Committee prior to the applicable calendar year. The Committee also reserves the right to adjust the earnings (or losses) credited to Accounts and to determine the value of Accounts as of any date to reflect the Company’s and/or Affiliate’s and/or CFMI’s tax and other costs of providing the Plan.

A.6.	Time and Form of Payment

(a)          Payment.  Any amounts payable under the Plan will be made solely in cash and and/or Units and not in the form of any other property or securities, notwithstanding any investment option hereunder.

(b)          Payment upon Separation from Service

(i)	Participants Who are Not Specified Employees. A Participant who is not a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment or in annual installments following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Installments shall be calculated by multiplying the Participant’s Account balance as of the end of the month in which his Separation from Service occurs (and as of the end of the month immediately preceding the month of each subsequent annual installment payment thereafter) by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

(ii)	Participants Who Are Specified Employees. A Participant who is a Specified Employee shall be eligible to receive payment of his Account:

1.          In one lump-sum payment as specified in his deferral election pursuant to Section A.3; provided that such payment shall not begin earlier than the thirty- (30-) day period commencing with the first day of the seventh month following the month of his Separation from Service; provided further that if such thirty (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment; or

2.          In annual installments as specified in his deferral election pursuant to Section A.3; provided that the first such payment shall not begin earlier than the thirty (30-) day period commencing with on the first day of the seventh month following his Separation from Service. Annual installments shall be calculated by multiplying the Participant’s Account balance as of the end of the month immediately preceding the month of each installment payment by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

(c)          Specified Time.  In accordance with a Committee-approved form that complies with Section 409A, a Participant may elect to receive payment of his Account in a single-sum payment or in substantially equal installments at a specified time that is nondiscretionary and objectively determinable at the time the deferral is elected.

(d)          Payment upon Death.  If a Participant dies while or before receiving payments of his Account, the Committee shall pay his designated beneficiary or beneficiaries any remaining payments of his Account in one lump-sum payment within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

The Committee shall provide Participants with the form for designating a beneficiary or beneficiaries. A Participant may change his beneficiary designation at any time (without the prior consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Committee before his death. If no beneficiary is designated, or if the designated beneficiary predeceases the Participant or cannot be located, any death benefits shall be paid to the Participant’s estate.

(e)          Payment upon Disability.  If the Committee determines that a Participant has become Disabled before all of his Accounts have been distributed to him, the remaining balance shall be distributed to him in one lump sum within ninety (90) days of the determination by the Committee that the Participant is Disabled; provided that where the ninety- (90-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(f)          Payment upon Change in Control.  Notwithstanding any provision of this Schedule A to the contrary, upon a Change in Control, the Committee shall direct that the Accounts of Participants under the Plan shall be paid to Participants within thirty (30) days following the Change in Control; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(g)          Section 409A Violation.  If this Schedule A fails to meet the requirements of Section 409A with respect to a Participant, the Committee shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within thirty (30) days of the Committee’s determination of such compliance failure; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(h)          Subsequent Elections.  A Participant may, to the extent permitted by the Committee, elect to delay payment or to change the form of payment elected if all the following conditions are met:

(i)	Such election will not take effect until at least twelve (12) months after the date on which the election is made.

(ii)	The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made.

(iii)	Any election may not be made less than twelve (12) months prior to the date of the first scheduled payment.

(iv)	The election is completed and signed by the Participant and delivered to, and accepted by, the Committee.

For purposes of this Section A.6(g), an effective election shall be irrevocable twelve (12) months prior to the date of the first scheduled payment and may be changed at any time prior to becoming irrevocable. Installment payments shall be treated as a single payment.

(i)          No Acceleration.  Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Account shall be permitted.

A.7.	Claims Procedures

The following claims procedure shall apply with respect to the Plan:

(a)          Filing of a Claim for Benefits.  If a Participant or beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan that are not being paid to him, he shall file a written claim therefore with the Committee.

(b)          Notification to Claimant of Decision.  After receipt of a claim by the Committee, the Committee shall notify the Claimant of its decision with regard to the claim. The notice must be provided within

90 days (45 days for a claim based on Disability) after the date that the claim is received by the Committee, unless special circumstances require an extension of the period for processing the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant, prior to expiration of the initial period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. The written notice of the extension shall specify the circumstances which require the extension as well as the date upon which a final decision is expected. In no event is the extended period to exceed 90 days (30 days for a claim based on Disability, with a second extension of 30 days if necessary) after the end of the initial period. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the procedure for review of the denial.

(c)          Procedure for Review.  The Claimant may appeal denial of the claim by filing a written application for review with the Committee. The appeal shall be filed within 60 days (180 days for a claim based on Disability) following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days (180 days for a claim based on Disability) following the latest date on which such notice could have been timely given. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and receive copies of them, free of charge, and submit issues and comments in writing.

(d)          Decision on Review.  The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

(i)	Within 60 days (45 days for a claim based on Disability) following receipt by the Committee of the request for review, unless special circumstances require an extension of time, the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension of time will not exceed 60 days (45 days for a claim based on Disability).

(ii)	Any review of a decision involving a claim based upon Disability shall not afford deference to an initial adverse determination and shall not be conducted by an individual(s) who made the adverse determination that is the subject of the appeal, nor the subordinate of such individual(s). If a decision on review of a claim based upon Disability is based upon a medical judgment, a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment will be consulted.

(iii)	With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(iv)	The decision of the Committee shall be final and conclusive to the extent allowed by applicable law.

(e)          Action by Authorized Representative of Claimant.  All actions set forth in this Section A.7 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

(f)          Prerequisite to Legal Action.  A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

*  *  *

CEDAR FAIR, L.P. ANNUAL MEETING OF LIMITED PARTNERS, JUNE 8, 2016
This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Matthew A. Ouimet and Brian C. Witherow and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 11, 2016, at the Annual Meeting of Limited Partners to be held on June 8, 2016, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF MR. ERIC L. AFFELDT, MR. JOHN M. SCOTT, III AND MR. D. SCOTT OLIVET TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE 2016 OMNIBUS INCENTIVE PLAN. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MR. ERIC L. AFFELDT, MR. JOHN M. SCOTT, III AND MR. D. SCOTT OLIVET, AND FOR PROPOSALS 2, 3 AND 4. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The proxy statement and annual report are available free of charge at http://ir.cedarfair.com/financial-reports/Proxy-Information

The Board of Directors recommends a vote FOR Mr. Eric L. Affeldt, Mr. John M. Scott, III and Mr. D. Scott Olivet and FOR Proposals 2, 3 and 4.	Please mark vote as indicated in this example	☒

1.	Election of Class I Directors of the General Partner for a three-year term expiring in 2019:

Board’s Nominees:	01. Eric L. Affeldt
02. John M. Scott, III
03. D. Scott Olivet

FOR ALL	WITHHOLD AUTHORITY	*FOR ALL EXCEPT
OF THE BOARD’S	FOR ALL OF THE BOARD’S	(See instructions)
NOMINEES	NOMINEES
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box to the right and write that nominee’s name in the space provided below.)

*For All Except

	FOR	AGAINST	ABSTAIN
2. To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To approve and adopt the 2016 Omnibus Incentive Plan.	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Date:	,2016

Signature (Please sign exactly as your name appears to the left)

Additional Signature (if held jointly)

Title of Authority

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

~	TO VOTE BY MAIL, PLEASE DETACH HERE	~

Your telephone or internet proxy authorizes the named Proxies to vote your units in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FUN

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET YOU NEED NOT MAIL THE PROXY CARD.

Call « « Toll Free « « On a Touch-Telephone 1-877-291-2190 There is NO CHARGE to you for this call

Internet and Telephone voting is available through 11:59 PM Eastern Time on June 7, 2016	CONTROL NUMBER for Telephone/Internet Proxy Authorization